Exhibit 10.1
PUBLISHED CUSIP NUMBER: [_______]

$500,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
KENNAMETAL INC.
and
KENNAMETAL EUROPE GmbH,
as Borrowers
The Several Lenders From Time To Time Parties Hereto,
KEYBANK NATIONAL ASSOCIATION AND
NATIONAL CITY BANK OF PENNSYLVANIA,
As the Co-Syndication Agents,
PNC BANK, NATIONAL ASSOCIATION AND
JPMORGAN CHASE BANK, N.A.,
As the Co-Documentation Agents,
and
BANK OF AMERICA, N.A.,
as the Administrative Agent
Dated as of March 21, 2006

BANC OF AMERICA SECURITIES LLC,
as the Sole Book Manager
and
BANC OF AMERICA SECURITIES LLC,
KEY BANC CAPITAL MARKETS AND
NATIONAL CITY BANK,
as Co-Lead Arrangers

i

(continued)

(continued)

(continued)

v

SCHEDULES:

1(a)	Foreign Borrowers and Foreign Sublimits
1(b)	Mandatory Cost Formulae
1.1	Commitments
2.6	Designated Letters of Credit
3.15	Environmental Disclosures
3.19	Subsidiaries
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.5	Affiliate Transactions
6.10	Permitted Dispositions
9.6	Processing and Recordation Fees
EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of Legal Opinion of Buchanan Ingersoll Professional Corporation
D-2	Form of Legal Opinion of CMS von Erlach Henrici
E	Form of Exemption Certificate
F	Form of Competitive Bid Request
G	Form of Issuing Lender Agreement
H	Form of Guarantee
I	Form of Note
J	Form of Foreign Borrower Request and Assumption Agreement
K	Form of Foreign Borrower Notice

          SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of March 21, 2006, among KENNAMETAL INC., a Pennsylvania corporation (the “Company”), KENNAMETAL EUROPE GmbH, a limited liability company organized under the laws of Switzerland and a wholly-owned Foreign Subsidiary of the Company, and any other wholly-owned Foreign Subsidiary of the Company which becomes a Foreign Borrower hereunder pursuant to the terms hereof (collectively, the “Foreign Borrowers” and each a “Foreign Borrower”; and the Foreign Borrowers together with the Company, collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., LONDON BRANCH, as Euro Swingline Lender, KEYBANK NATIONAL ASSOCIATION and NATIONAL CITY BANK OF PENNSYLVANIA, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), PNC BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A., as co-documentation agents (in such capacity, the “Co-Documentation Agents”) and BANK OF AMERICA, N.A., as administrative agent.
RECITALS
     WHEREAS, the Company, the lenders and agents party thereto (the “Existing Lenders”), are parties to that Existing Credit Agreement (as hereinafter defined), pursuant to which the Existing Lenders have made loans and other extensions of credit to the Company;
     WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement, and the Lenders are willing to make loans and other extensions of credit to the Borrowers, all on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Credit Agreement), the Borrowers, the Administrative Agent and the Lenders hereby agree that, as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect only as set forth herein and parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Bank of America as its “prime rate” (the Prime Rate not being intended to be the lowest rate of interest charged by Bank of America in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
          “Act”: as defined in Section 9.16.
          Adjustment Date. The first Business Day immediately following the date of delivery of a Compliance Certificate (or if such Compliance Certificate is not so delivered, the date such Compliance Certificate is to be delivered) by the Company pursuant to Section 5.2.
          “Administrative Agent”: Bank of America, together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affected Foreign Currency”: as defined in Section 2.22(c).
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 15% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.
          “Aggregate Foreign Sublimit”: means, at any time and with respect to the Foreign Borrowers, the aggregate amount of the Foreign Sublimits of all Foreign Borrowers in effect at such time. The Aggregate Foreign Sublimit is part of, and not in addition to, the Total Commitments.
          “Agreement”: as defined in the preamble hereto.
          “Agreement Currency”: as defined in Section 2.29(b).
          “Applicable Creditor”: as defined in Section 2.29(b).
          “Applicable Pension Legislation”: at any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Borrower.
          “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open or amend a Letter of Credit.
          “Applicant Borrower”: as defined in Section 2.33(a).
          “Approved Fund”: means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          “Assignee”: as defined in Section 9.6(b)(i).
          “Assignee Group”: two or more Assignees (approved, if required, in accordance with Section 9.6(b)(i)) that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.
          “Assured Obligation”: as defined in the term “Guarantee Equivalent”.
          “Attributable Debt”: as of any date of determination, the aggregate amount of the outstanding Investment by third parties in respect of each Qualified Receivables Transaction.
          “Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Outstanding Committed Extensions of Credit.
          “Bank of America”: Bank of America, N.A., a national banking association.
          “Benefited Lender”: as defined in Section 9.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Book Manager”: Banc of America Securities LLC, in its capacity as sole book manager.
          “Borrower Materials”: as defined in Section 5.2.
          “Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2, Section 2.3(a) or Section 2.5 as a date on which the applicable Borrower requests the Lenders to make Revolving Loans, Competitive Loans, Swingline Loans or Euro Swingline Loans, as the case may be, hereunder.
          “Borrowing Percentage”: with respect to Dollar Revolving Loans to be made by any Lender at any time, the ratio (expressed as a percentage) of the amount of such Lender’s Available Commitment at such time to the aggregate amount of the Available Commitments of all the Lenders at such time; provided, that in determining any Lender’s Available Commitment for purpose of determining such Lender’s Borrowing Percentage of any such Dollar Revolving Loans whose proceeds will be simultaneously applied to repay Swingline Loans or to pay Reimbursement Obligations, such Lender’s Revolving Percentage of the amount of such Swingline Loans and Reimbursement Obligations will not be considered Outstanding Committed Extensions of Credit of such Lender (such Borrowing Percentage of each Lender at any time to be calculated by the Administrative Agent on the basis of its most recent calculations of the Available Commitments of the Lenders).
          “Business”: as defined in Section 3.15(b).

          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that, when used in connection with a Eurocurrency Revolving Loan or a Eurocurrency Competitive Loan, the term “Business Day” shall also exclude any day on which banks are not open for international business (including dealings in Dollar deposits) in the London interbank market; provided, further, when used in connection with Eurocurrency Loans denominated in Euros, the term “Business Day” shall also exclude any day on which the Trans-European Automated RealTime Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euros.
          “Calculation Date”: (a) with respect to any Loan, each of the following: (i) each Borrowing Date with respect to, and each date of any continuation of an Interest Period with respect to, a Multicurrency Loan and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Lender under any Letter of Credit denominated in a Foreign Currency, (iv) in the case of the Designated Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or any Issuing Lender shall determine or the Required Lenders shall require.
          “Canadian Dollars” and “C$”: the lawful currency of Canada.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Collateral Account”: as defined in Section 2.17(a).
          “Cash Collateralize”: as defined in Section 2.9(b).
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the

United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services or P-I by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s Ratings Services or A by Moody’s Investors Service, Inc.; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is March 21, 2006.
          “Co-Arrangers”: Banc of America Securities LLC, National City Bank and Key Banc Capital Markets, in their capacities as co-lead arrangers.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Documentation Agents”: as defined in the preamble hereto.
          “Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans (which, in the case of Multicurrency Lenders, includes Multicurrency Loans) and participate in Swingline Loans (and, in the case of Multicurrency Lenders, participate in Euro Swingline Loans) and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments is $500,000,000.
          “Commitment Period”: the period from and including the Closing Date to the Termination Date.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.
          “Company Guarantee”: the guarantee by the Company of the Foreign Obligations of each Foreign Borrower pursuant to Section 2.34.

          “Competitive Bid”: an offer by a Lender to make a Competitive Loan in accordance with Section 2.3.
          “Competitive Bid Rate”: with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
          “Competitive Bid Request”: a request substantially in the form Exhibit F by the Company for Competitive Bids in accordance with Section 2.3.
          “Competitive Loan”: a Loan made pursuant to Section 2.3.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.
          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.24, 2.25, 2.26 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Consolidated Adjusted Interest Expense”: for any period, the interest expense of the Company and its consolidated Subsidiaries for such period (exclusive of nonrecurring fees which the Company or its consolidated Subsidiaries expense as interest expense), all as determined on a consolidated basis in accordance with GAAP.
          “Consolidated EBITDA”: for any period, (a) the sum for such period of (i) Consolidated Net Income, (ii) interest expense of the Company and its consolidated Subsidiaries (inclusive of nonrecurring fees which the Company or its consolidated Subsidiaries expense as interest expense), (iii) charges against income of the Company and its consolidated Subsidiaries for foreign, federal, state and local income taxes, and (iv) depreciation and amortization expense of the Company and its consolidated Subsidiaries, minus (b) extraordinary gains to the extent included in determining such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP, plus (c) any other non-cash charges, non-cash expenses or non-cash losses of the Company or any of its consolidated Subsidiaries; provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made.
          “Consolidated Interest Coverage Ratio”: as of the last day of any fiscal quarter, (a) Consolidated EBITDA, divided by (b) Consolidated Adjusted Interest Expense, in each case for the four fiscal quarters ending on such day, considered as a single accounting period and expressed as a ratio. If any acquisition of a business occurs during such period, each element of the Consolidated Interest Coverage Ratio shall be calculated on a pro forma basis as if the acquisition had been made, and any Indebtedness or other obligations issued or incurred in connection therewith had been issued or incurred, as of the first day of such period. In making such pro forma calculation of the Consolidated Adjusted Interest Expense with respect to Indebtedness or other obligations issued or incurred in connection with the acquisition, interest expense thereon shall be calculated on the basis of an interest rate per annum not less than the one-month Eurocurrency Rate as of the last day of such period plus a Eurocurrency Applicable Margin determined on the basis of the Company’s Consolidated Leverage Ratio as of the last day of such period. If the Company issues capital stock for cash during such period and promptly applies the net proceeds thereof to permanent reduction of Indebtedness of the Company or its consolidated Subsidiaries, Consolidated Adjusted Interest Expense for such period shall be calculated on a pro forma basis as if such permanent reduction of Indebtedness had been made as of the first day of such period.
          “Consolidated Leverage Ratio”: as of the last day of any fiscal quarter, (a) the result of (x) aggregate Indebtedness of the Company and its consolidated Subsidiaries as of such day, minus (y) any Unrestricted Domestic Cash in excess of $25,000,000 as of such day, divided by (b) Consolidated EBITDA for the four fiscal quarters ending on such day, considered as a single accounting period and expressed as a ratio. If any acquisition of a business occurs during such period, Consolidated EBITDA shall be calculated on a pro forma basis as if such acquisition had been made as of the first day of such period.
          “Consolidated Net Income”: for any period, the net earnings (or loss) after taxes of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Tangible Assets”: at any date, the total amount of assets of the Company and its consolidated Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets, determined in accordance with GAAP.
          “Continuing Directors”: the directors of the Company on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least 50% of the then Continuing Directors.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Co-Syndication Agents”: as defined in the preamble hereto.
          “Debt Rating”: as defined in the term “Pricing Grid”.
          “Deemed Guarantor”: as defined in the term “Guarantee Equivalent”.
          “Deemed Obligor”: as defined in the term “Guarantee Equivalent”.

          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Designated Letter of Credit”: each letter of credit issued by an Issuing Lender under the Existing Credit Agreement or otherwise that is designated on the Closing Date by the Company, with the consent of such Issuing Lender, as a “Letter of Credit” hereunder in such Issuing Lender’s Issuing Lender Agreement and in Schedule 2.6.
          “Disqualified Capital Stock”: any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the Termination Date.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollar Equivalent”: at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Dollar Revolving Loans”: as defined in Section 2.1(a).
          “Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Applicable Margin”: the Eurocurrency Applicable Margin will be determined pursuant to the Pricing Grid.
          “Eurocurrency Base Rate”: with respect to an Interest Period pertaining to any Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such

Interest Period (or, in the case of Eurocurrency Loans denominated in Sterling, 11:00 a.m., London time, on the first Business Day of such Interest Period), for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in immediately available funds for an amount approximately equal in principal amount to (i) in the case of a Eurocurrency Tranche, the portion of such Eurocurrency Tranche of the Lender serving as Administrative Agent and (ii) in the case of Eurodollar Competitive Loans, $5,000,000, and, in each case, with a term equivalent to such Interest Period that would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or, in the case of Eurocurrency Loans denominated in Sterling, 11:00 a.m., London time, on the first Business Day of such Interest Period).
          “Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
          “Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:
      Eurocurrency Base Rate
1.00- Eurocurrency Reserve Requirements
          “Eurocurrency Reserve Requirements”: for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements.
          “Eurocurrency Revolving Loan”: any Revolving Loan which is a Eurocurrency Loan.
          “Eurocurrency Tranche”: the collective reference to Eurocurrency Loans denominated in the same currency made by the Lenders to a Borrower, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurocurrency Loans shall originally have been made on the same day).
          “Eurodollar Competitive Loan”: any Competitive Loan bearing interest at a rate determined by reference to the Eurocurrency Base Rate.

          “Euros” and “€”: the single currency of participating member states of the European Monetary Union introduced in accordance with the provisions of Article 109(1)4 of the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993) as amended from time to time) and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.
          “Euro Swingline Commitment”: the obligation of the Euro Swingline Lender to make Euro Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed the Foreign Currency Equivalent for Euros of $20,000,000. The Euro Swingline Commitment is part of, and not in addition to, the Total Commitments.
          “Euro Swingline Lender”: Bank of America, N.A., London Branch, in its capacity as the lender of Euro Swingline Loans
          “Euro Swingline Loans”: as defined in Section 2.4(c).
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Exchange Rate”: for a currency means the rate determined by the Administrative Agent or the applicable Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that applicable Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.
          “Exemption Certificate”: a certificate substantially in the form of Exhibit E.
          “Existing Credit Agreement”: the Amended and Restated Credit Agreement, dated as of October 29, 2004, as amended, among the Company, as the borrower, the lenders from time to time parties thereto, KeyBank National Association and National City Bank of Pennsylvania, as co-syndication agents, PNC Bank, National Association and JPMorgan Chase Bank, N.A., formerly JPMorgan Chase Bank, as the co-documentation agents, and Bank of America, N.A., as administrative agent.
          “Existing Lenders”: as defined in the Recitals.
          “Facility Fee Rate”: the Facility Fee Rate as determined pursuant to the Pricing Grid.

          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
          “Fitch”: Fitch Investors Services, Inc. and any successor thereto.
          “Fixed Rate”: with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
          “Fixed Rate Loan”: a Competitive Loan bearing interest at a Fixed Rate.
          “Foreign Borrower”: as defined in the preamble hereto.
          “Foreign Borrower Notice”: as defined in Section 2.33(a).
          “Foreign Borrower Exposure”: as to any Foreign Borrower at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (including the Dollar Equivalent thereof in the case of Multicurrency Loans) made to such Foreign Borrower then outstanding, (b) all L/C Obligations then outstanding in respect of Letters of Credit issued for the account of such Foreign Borrower and (c) the Dollar Equivalent of the aggregate principal amount of all Euro Swingline Loans made to such Foreign Borrower then outstanding.
          “Foreign Borrower Request and Assumption Agreement”: as defined in Section 2.33(a).
          “Foreign Currency”: Euros, Canadian Dollars, Sterling and Yen.
          “Foreign Currency Equivalent”: at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency with Dollars on the date of determination thereof.
          “Foreign Obligations”: all Obligations of the Foreign Borrowers (or any of them).
          “Foreign Sublimit”: means, at any time and with respect to any Foreign Borrower, the amount set forth opposite such Foreign Borrower’s name on Schedule 1(a) hereto (as the same may be amended from time to time in accordance with the terms hereof). Each Foreign Sublimit is part of, and not in addition to, the Total Commitments.

          “Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “Funding Currency”: as defined in Section 9.7(c).
          “Funding Office”: the office or offices of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1 and the Pricing Grid, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1, except for the adoption of SFAS 142.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Granting Lender”: as defined in Section 9.6(g).
          “Group Members”: the collective reference to the Company and its Subsidiaries (including each of the Foreign Borrowers).
          “Guarantee”: the Second Amended and Restated Guarantee, dated as of March 21, 2006, by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit H, as the same may be supplemented from time to time in accordance with Section 5.10 hereof.
          “Guarantee Equivalent”: a Person (the “Deemed Guarantor”) shall be deemed to be subject to a Guarantee Equivalent in respect of any obligation (the “Assured Obligation”) of another Person (the “Deemed Obligor”) if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guarantee Equivalent shall be deemed to exist if a Deemed Guarantor enters into, agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish such property or services, (d) a transaction having the characteristics of a take-or-pay or throughput contract, (e) be or become liable, contingently or otherwise, to reimburse a third party in respect of a letter of credit, surety bond or other form of credit support issued for the account of the Deemed Obligor, which letter of credit, surety bond or other credit support is used or available for use to supply funds for the satisfaction of an Assured Obligation, or (f) any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation; provided, however, that the term Guarantee Equivalent shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Equivalent of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Equivalent is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Equivalent, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Equivalent shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
          “Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Immaterial Subsidiary”: any Subsidiary that has assets with a total book value and fair market value of less than $10,000,000.
          “Indebtedness”: of a Person (without duplication): (a) all obligations on account of money borrowed by, or for or on account of deposits with or advances to, such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business), (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed, and without regard to any limitation of the rights and remedies of the holder of such Lien to repossession or sale of such property), (e) all obligations of such Person under leases which are, or which should in accordance with GAAP be accounted for as, Capital Lease Obligations (without regard to any limitation of the rights and remedies of the lessor under such capitalized lease to repossession or sale of such property), (f) the unreimbursed amount of all drawings under any letter of credit issued for the account of such Person, (g) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person, (h) the maximum repurchase price of any Disqualified Capital Stock of such Person, and (i) all Indebtedness of others of as to which such Person is the Deemed Guarantor under a Guarantee Equivalent.
          “Indemnitee”: as defined in Section 9.5(d).
          “Indemnified Liabilities”: as defined in Section 9.5(d).

          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Fixed Rate Loan with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such borrowing, (e) with respect to any Swingline Loan, the date established as such by the Company and the Swingline Lender prior to the making thereof (but in any event no later than the Termination Date), (f) with respect to any Euro Swingline Loan, the date established as such by the applicable Foreign Borrower and the Euro Swingline Lender prior to the making thereof (but in any event no later than the Termination Date) and (g) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: (a) as to any Eurocurrency Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two or three weeks or one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two or three weeks or one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, in the case of Revolving Loans denominated in Dollars, and 3:00 P.M., London time, in the case of Multicurrency Loans, three Business Days prior to the last day of the then current Interest Period with respect thereto and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and
     (iii) with respect to Eurocurrency Rate Loans having an Interest Period of one month or more, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Investments”: as defined in Section 6.11.
          “Issuing Lender”: any Lender designated as an Issuing Lender in an Issuing Lender Agreement executed by such Lender, the applicable Borrowers and the Administrative Agent; provided, that the Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by any of its Lender Affiliates (in which case the term “Issuing Lender” shall include such Lender Affiliate with respect to Letters of Credit issued by such Lender Affiliate).
          “Issuing Lender Agreement”: an agreement, substantially in the form of Exhibit G, executed by a Lender, the applicable Borrowers, and the Administrative Agent pursuant to which such Lender agrees to become an Issuing Lender hereunder.
          “Judgment Currency”: as defined in Section 2.29(b).
          “L/C Commitment”: $50,000,000. The L/C Commitment is part of, and not in addition to, the Total Commitments.
          “L/C Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including the Dollar Equivalent of Letters of Credit issued in Foreign Currencies) and (b) the aggregate amount of drawings under Letters of Credit (including the Dollar Equivalent of drawings in Foreign Currencies which have not been converted to Dollars) that have not then been reimbursed pursuant to Section 2.9.
          “L/C Participants”: the collective reference to all the Lenders other than the relevant Issuing Lender.
          “Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Letters of Credit”: as defined in Section 2.6(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Liens” shall not include provisions in agreements governing Indebtedness permitted under Section 6.2(h) of Foreign Subsidiaries (or of Domestic Subsidiaries relating to borrowings by foreign divisions thereof), and in guaranties of such Indebtedness by the Company or its Subsidiaries permitted under this Agreement, whereby the Company or a Subsidiary (i) has agreed, upon demand by the lender of such Indebtedness, either to grant Liens on its property to secure such Indebtedness or guaranty or to pay or cause to be paid such Indebtedness, or (ii) has granted Liens on property in the possession of the lender of such Indebtedness from time to time to secure such Indebtedness or guaranty; provided, that the Company or any Subsidiary (x) may not actually grant any Lien pursuant to the foregoing clause (i) or (y) may not actually permit any Lien to attach to any property described in the foregoing clause (ii), except, under the foregoing clause (ii), freely transferable deposits maintained with such lender and other cash equivalent items deposited with such lender in the ordinary course of the Company’s or such Subsidiary’s cash management operations and not for the purpose of securing obligations owed to such lender.
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Guarantee, the Notes, the Letters of Credit, any Application, any Issuing Lender Agreement, any Foreign Borrower Request and Assumption Agreement and any Foreign Borrower Notice.
          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1(b).
          “Margin”: with respect to any Competitive Loan bearing interest at a rate based on the Eurocurrency Base Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurocurrency Base Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

          “Margin Stock”: shall have the meaning of “margin stock” as defined in Regulation U.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.
          “Multicurrency Percentage”: as to any Multicurrency Lender at any time, the percentage which such Lender’s Multicurrency Subcommitment then constitutes of the aggregate amount of Multicurrency Subcommitments.
          “Multicurrency Lender”: each Lender with a Multicurrency Subcommitment.
          “Multicurrency Loans”: as defined in Section 2.1(c).
          “Multicurrency Revolving Percentage”: as to any Multicurrency Lender at any time, the percentage which such Multicurrency Lender’s Multicurrency Subcommitment then constitutes of the Multicurrency Sublimit or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Multicurrency Lender’s Multicurrency Loans then outstanding constitutes of the aggregate Multicurrency Loans then outstanding.
          “Multicurrency Subcommitment”: as to any Lender, the obligation of such Lender, if any, to make Multicurrency Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Multicurrency Subcommitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Multicurrency Subcommitments is $300,000,000.
          “Multicurrency Sublimit”: $300,000,000.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA or any similar or analogous concept under any Applicable Pensions Legislation.
          “New York Process Agent”: as defined in Section 9.12(b).
          “Non-Excluded Taxes”: as defined in Section 2.25(a).
          “Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

          “Non-U.S. Lender”: as defined in Section 2.25(d).
          “Notes”: the collective reference to any promissory note evidencing Loans. Each Note shall be substantially in the form of Exhibit I hereto.
          “Obligations”: with respect to the Borrowers (or any of them), the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), including, without limitation, the Foreign Obligations and the Company Guarantee, in any case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers (or any of them) pursuant hereto) or otherwise.
          “Obligor Asset Threshold”: as defined in Section 6.11(d).
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Committed Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (or the Dollar Equivalent thereof in the case of Multicurrency Loans) held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender’s Revolving Percentage of the aggregate principal amount of the Swingline Loans then outstanding and (d) such Lender’s Multicurrency Revolving Percentage (if any) of the aggregate principal amount of the Euro Swingline Loans then outstanding.
          “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Lender, the Swingline Lender or the Euro Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

          “Participant”: as defined in Section 9.6(c)(i).
          “Participating Member State”: each state so described in any legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor) or entities having similar responsibilities under any Applicable Pension Legislation.
          “Permitted Liens”: as defined in Section 6.3.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA or any Applicable Pension Legislation and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or any similar or analogous concept under any Applicable Pension Legislation.
          “Platform”: as defined in Section 5.2.
          “Pricing Grid”: The Facility Fee Rate, Eurocurrency Applicable Margin, Swingline Applicable Margin, Standby Letter of Credit Fee Rate and Trade Letter of Credit Fee Rate shall be the percentages per annum set forth in the table below opposite the lower Pricing Level (with Pricing Level I being the lowest and Pricing Level VI being the highest) determined by reference to (x) the Debt Rating (as defined below) or (y) the Consolidated Leverage Ratio, in each case, as of the last day of the immediately preceding fiscal quarter of the Company:

				Eurocurrency
				Applicable
				Margin and	Standby
				Swingline	Letter of	Trade Letter
Pricing	Debt	Consolidated	Facility	Applicable	Credit Fee	of Credit
Level	Rating	Leverage Ratio	Fee Rate	Margin	Rate	Fee Rate
I	Better than BBB+/Baa1	Less than or equal to 0.5 to 1.0	0.075%	0.25%	0.25%	0.20%

II	BBB+/ Baa1	Less than or equal to 1.0 to 1.0 but greater than 0.5 to 1.0	0.100%	0.325%	0.325%	0.20%

				Eurocurrency
				Applicable
				Margin and	Standby
				Swingline	Letter of	Trade Letter
Pricing	Debt	Consolidated	Facility	Applicable	Credit Fee	of Credit
Level	Rating	Leverage Ratio	Fee Rate	Margin	Rate	Fee Rate
III	BBB/ Baa2	Less than or equal to 1.5 to 1.0 but greater than 1.0 to 1.0	0.100%	0.450%	0.450%	0.225%

IV	BBB-/ Baa3	Less than or equal to 2.0 to 1.0 but greater than 1.5 to 1.0	0.125%	0.575%	0.575%	0.2875%

V	BB+/ Ba1	Less than or equal to 2.5 to 1.0 but greater than 2.0 to 1.0	0.150%	0.675%	0.675%	0.3375%

VI	Worse than BB+/ Ba1	Greater than 2.5 to 1.0	0.175%	0.825%	0.825%	0.4125%
     For the purpose of determining the Pricing Level by reference to the Debt Rating component as described above, “Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s and Fitch (each a “Debt Rating” and collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that in the event that the Debt Ratings among S&P, Moody’s and Fitch differ, the lowest Debt Rating among S&P, Moody’s and Fitch will be disregarded and (a) if the respective Debt Ratings issued by the remaining foregoing rating agencies are at the same Pricing Level in the Pricing Grid, such Pricing Level shall apply for determining the Debt Rating component in the Pricing Grid, (b) if the respective Debt Ratings issued by the remaining foregoing rating agencies differ by one level, then the lower Pricing Level determined between such Debt Ratings shall apply for determining the Debt Rating component in the Pricing Grid; (c) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the better Debt Rating shall apply for determining the Debt Rating component in the Pricing Grid; (d) if the Company has only two Debt Ratings, the Pricing Level shall be determined for purposes of the Debt Rating component of the Pricing Grid by reference to the two Debt Ratings pursuant to the foregoing clauses (a) through (c) above, (e) if the Company has only one Debt Rating, the Pricing Level that is determined by such Debt Rating shall apply for determining the Debt Rating component in the Pricing Grid; and (f) if the Company does not have any Debt Rating, the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio only.
          Notwithstanding the foregoing, if the Company fails to deliver any Compliance Certificate within five (5) Business Days after such Compliance Certificate is to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.2, then for the period commencing on the date on which such Compliance Certificate was to be delivered through the date immediately following the date on which such Compliance Certificate is delivered, the

Facility Fee Rate, Eurocurrency Applicable Margin, Swingline Applicable Margin, Standby Letter of Credit Fee Rate and Trade Letter of Credit Fee Rate shall be as set forth in Level VI above. From the Closing Date through the first Adjustment Date, the Facility Fee Rate, the Eurocurrency Applicable Margin, the Swingline Applicable Margin, the Standby Letter of Credit Rate and the Trade Letter of Credit Rate shall be as set forth in Level III in the table above.
          “Properties”: as defined in Section 3.15(a).
          “Purchasing Lender”: as defined in Section 9.7(c).
          “Qualified Receivables Transaction”: any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving accounts receivable.
          “Quoted Rate”: for any day for any Euro Swingline Loan, a rate per annum quoted by the Euro Swingline Lender to the applicable Foreign Borrower in response to a notice delivered in accordance with Section 2.5(a)(ii) for a Euro Swingline Loan as its overnight offer rate in effect for such Euro Swingline Loan at its principal office in London.
          “Receivables Entity”: a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary makes an Investment pursuant to Section 6.11(h) and to which the Company or any Subsidiary transfers accounts receivable and related assets pursuant to a Qualified Receivables Transaction) which engages in no activities other than in connection with the financing of accounts receivable and whose assets consist solely of receivables and related assets transferred to such entity in connection with a Qualified Receivables Transaction:
     (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:
     (i) is guaranteed by the Company or any Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
     (ii) is recourse to or obligates the Company or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or
     (iii) subjects any property or asset of the Company or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
     (b) with which neither the Company nor any Subsidiary has any material contact, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and
     (c) to which neither the Company nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (except pursuant to Standard Securitization Undertakings).
          Any designation by the Company of a Wholly Owned Subsidiary as a Receivables Entity shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate of a Responsible Officer of the Company certifying the such designation complied with the foregoing conditions.
          “Refunded Swingline Loans”: as defined in Section 2.4(b).
          “Refunding Date”: as defined in Section 2.4(c).
          “Register”: as defined in Section 9.6(b)(iv).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse the relevant Issuing Lender pursuant to Section 2.9 for amounts drawn under Letters of Credit.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees and agents of such Person and of such Person’s Affiliates.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, 29, ..30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Requested Multicurrency Loans”: as defined in Section 2.31(a).
          “Required Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Outstanding Extensions of Credit.

          “Required Multicurrency Lenders”: at any time, the holders of more than 50% of the Multicurrency Subcommitments then in effect.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reset Date”: as defined in Section 2.30.
          “Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or controller of the relevant Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the relevant Borrower.
          “Restricted Payments”: the declaration or payment of any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or the making of any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member.
          “Revolving Loans”: the collective reference to Dollar Revolving Loans and Multicurrency Loans.
          “Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Outstanding Committed Extensions of Credit then outstanding constitutes of the aggregate Outstanding Committed Extensions of Credit.
          “S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “SFAS 142”: FASB statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”.
          “Significant Subsidiary”: any Subsidiary of the Company (a) which, together with its Subsidiaries (determined on a consolidated basis), has assets with a book value greater than or equal to $75,000,000 (or, if less, commencing with the first fiscal quarter ending after the Closing Date, 5% of the total assets of the Company and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal quarter for which financial information is available), determined in accordance with GAAP (b) which, together with its Subsidiaries (determined on a consolidated basis), has net outside sales greater than or equal to

$75,000,000 (or, if less, commencing with the first fiscal quarter after the Closing Date, 5% of the net outside sales of the Company and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available), determined in accordance with GAAP or (c) designated by the Company as a Significant Subsidiary by written notice to the Administrative Agent. As used in the foregoing definition, “net outside sales” means gross sales to Persons other than the Company and its consolidated Subsidiaries, net of cash discounts, customer returns and allowances.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Hedge Agreement”: any Hedge Agreement entered into by the Company and any Lender or Lender Affiliate.
          “Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary which are reasonably customary in securitization of accounts receivables transactions (it being understood that in no event shall Standard Securitization Undertakings include any Guarantee Equivalents in respect of principal or interest on the financing for any Qualified Receivables Transaction).
          “Standby Letter of Credit”: a standby letter of credit issued to support obligations of the Company or its Subsidiaries, contingent or otherwise.
          “Standby Letter of Credit Fee Rate”: the Standby Letter of Credit Fee Rate shall be determined pursuant to the Pricing Grid.
          “Sterling” and “£”: British Pounds Sterling, the lawful currency of the United Kingdom.
          “Stock Payment”: by any Person, any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock or other equity interest (or warrants, options or rights) or any other agreement or instrument.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
          “Subsidiary Guarantor”: each Significant Subsidiary of the Company which is a Domestic Subsidiary.
          “Swingline Applicable Margin”: the Swingline Applicable Margin will be determined pursuant to the Pricing Grid.
          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $80,000,000. The Swingline Commitment is part of, and not in addition to, the Total Commitments.
          “Swingline Lender”: Bank of America, in its capacity as the lender of Swingline Loans
          “Swingline Loans”: as defined in Section 2.4(a).
          “Swingline Participation Amount”: as defined in Section 2.5(c).
          “Termination Date”: March 21, 2011.
          “Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.
          “Total Outstanding Extensions of Credit”: at any time, the sum of (a) the aggregate amount of the Outstanding Committed Extensions of Credit of the Lenders outstanding at such time plus (b) the aggregate principal amount of all Competitive Loans then outstanding.
          “Trade Letter of Credit”: a trade letter of credit issued to provide a primary means of payment in respect of the purchase of goods or services by the Company or its Subsidiaries in the ordinary course of business.

          “Trade Letter of Credit Fee Rate”: the Trade Letter of Credit Fee Rate shall be determined pursuant to the Pricing Grid.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.
          “United States”: the United States of America.
          “Unrestricted Domestic Cash”: domestic cash at a U.S. bank or a U.S. branch or agency of a foreign bank or domestic Cash Equivalents, in each case, held by the Company or any Subsidiary Guarantor, which is freely transferable and not subject to a Lien (other than a Lien permitted pursuant to Section 6.3(m)), pledge, security interest, encumbrance, escrow or cash collateral arrangement or other restriction on its use.
          “U.S. Person”: a citizen, national or resident of the United States of America, or an entity organized in or under the laws of the United States of America.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.
          “Yen” and “Y”: the lawful currency of Japan.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts receivable, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof’, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          1.3 Currency Conversion. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.
          (b) If a change in any currency of a country occurs (including the adoption of the Euro by any member state of the European Union), this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.
          (c) Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan or L/C Obligation in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan or L/C Obligation, at the end of the then current Interest Period.
          1.4 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans denominated in Dollars (“Dollar

Revolving Loans”) to any of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Outstanding Committed Extensions of Credit, shall not exceed such Lender’s Commitment. No Borrower shall request and no Lender shall be required to make any Dollar Revolving Loan if, after making such Dollar Revolving Loan, the Total Outstanding Extensions of Credit shall exceed the Total Commitments then in effect. No Foreign Borrower shall request and no Lender shall be required to make any Dollar Revolving Loan to such Foreign Borrower if, after making such Dollar Revolving Loan, (i) the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect or (ii) the Foreign Borrower Exposure of any Foreign Borrower shall exceed the Foreign Sublimit then in effect for such Foreign Borrower. During the Commitment Period, any of the Borrowers may use the Commitments by borrowing, prepaying and reborrowing the Dollar Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The failure of any Lender to make any Dollar Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Dollar Revolving Loans as required. The Dollar Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2(a) and 2.18.
          (b) Each Borrower shall repay all outstanding Dollar Revolving Loans borrowed by it on the earlier of the Termination Date and the date on which the Dollar Revolving Loans shall become due and payable in accordance with Section 7.
          (c) Subject to the terms and conditions hereof (including, without limitation, Section 2.31), each Multicurrency Lender severally agrees, from time to time during the Commitment Period, to make revolving credit loans (x) denominated in one or more Foreign Currencies to the Company or (y) denominated in Euros to any Foreign Borrower (collectively, “Multicurrency Loans”) in an aggregate principal amount (based on the Dollar Equivalent of such Multicurrency Loans) at any one time outstanding which (a) shall not exceed such Multicurrency Lender’s Multicurrency Subcommitment and (b) when added to such Lender’s Outstanding Committed Extensions of Credit, shall not exceed such Lender’s Commitment. No Borrower shall request and no Multicurrency Lender shall be required to make any Multicurrency Loan if, after making such Multicurrency Loan (i) the Total Outstanding Extensions of Credit shall exceed the Total Commitments then in effect or (ii) the Dollar Equivalent of the aggregate outstanding Multicurrency Loans shall exceed the Multicurrency Sublimit. No Foreign Borrower shall request and no Lender shall be required to make any Multicurrency Loan to such Foreign Borrower if, after making such Multicurrency Loan, (i) the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect or (ii) the Foreign Borrower Exposure of any Foreign Borrower shall exceed the Foreign Sublimit then in effect for such Foreign Borrower. During the Commitment Period, the Borrowers may borrow, prepay and reborrow Multicurrency Loans, in whole or in part, all in accordance with the terms and conditions hereof. All Multicurrency Loans shall be Eurocurrency Loans.

          (d) Each Borrower shall repay all outstanding Multicurrency Loans borrowed by it on the earlier of the Termination Date and the date on which the Multicurrency Loans shall become due and payable in accordance with Section 7.
          (e) The Foreign Sublimit in respect of any Foreign Borrower shall not exceed $100,000,000 at any time. The Aggregate Foreign Sublimit hereunder shall not exceed $200,000,000 at any time.
          2.2 Procedure for Revolving Loan Borrowing. (a) Each Borrower may borrow Dollar Revolving Loans under the Commitments during the Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans or (b) prior to 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Dollar Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Dollar Revolving Loans made on the Closing Date shall initially be ABR Loans. Each borrowing of Dollar Revolving Loans under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount); provided, that the Swingline Lender may request, on behalf of the Company, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.5. Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to Section 2.31, each Lender will make the amount of its pro rata share of each borrowing of Dollar Revolving Loans available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, New York City time on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Subject to Section 2.31, such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available in Dollars to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or by wire transfer of such amounts to an account designated in writing by such Borrower to the Administrative Agent in connection with the relevant borrowing.
          (b) Subject to the terms hereof, each Borrower may borrow Multicurrency Loans under the Multicurrency Subcommitments during the Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 3:00 P.M., London time, three Business Days prior to the requested Borrowing Date), specifying (i) the requested Borrowing Date, (ii) the respective amounts of each Multicurrency Loan in each Foreign Currency and (iii) the respective lengths of the initial Interest Period therefor. Each borrowing under the Multicurrency Subcommitments shall be in an amount equal to (w) in the case of Multicurrency Loans denominated in Sterling, £1,000,000 or a whole multiple of £100,000 in excess thereof, (x) in the case of Multicurrency Loans denominated in Euros, €1,000,000 or a whole multiple of €100,000 in excess thereof, (y) in the case of Multicurrency Loans denominated in Canadian Dollars, C$1,000,000 or a whole multiple of C$100,000 in excess thereof and (z) in the case of Multicurrency Loans denominated in Yen, Y100,000,000 or a whole multiple of Y10,000,000 in excess thereof; provided, that the Euro Swingline Lender may request, on behalf of any relevant Foreign Borrower, borrowings denominated in Euros under the Multicurrency Subcommitments that are Eurocurrency Loans with an Interest Period of one month in other amounts pursuant to Section 2.5. Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Multicurrency Lender thereof. Each Multicurrency Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, London time, in each case, on the Borrowing Date requested by the Borrower in funds immediately available in the relevant Foreign Currency to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Multicurrency Lenders and in like funds as received by the Administrative Agent or by wire transfer of such amounts to an account designated in writing by such Borrower to the Administrative Agent in connection with the relevant borrowing.
          2.3 Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Commitment Period the Company may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans in Dollars; provided that, after making such Competitive Loans, the Total Outstanding Extensions of Credit shall not exceed the Total Commitments then in effect. To request Competitive Bids, the Company shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Competitive Loan, not later than 11:00 A.M., New York City time, five Business Days before the date of the proposed borrowing and, in the case of a Fixed Rate Loan, not later than 10:00 A.M., New York City time, one Business Day before the date of the proposed borrowing; provided that the Company may only submit one Competitive Bid Request on any day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Competitive Bid Request shall specify the following information:
     (i) the aggregate amount of the requested borrowing;
     (ii) the Borrowing Date, which shall be a Business Day;
     (iii) whether such borrowing is to be a Eurodollar Competitive Loan or a Fixed Rate Loan;

     (iv) the Interest Period to be applicable to such borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Company’s account to which funds are to be disbursed.
Promptly following receipt of a Competitive Bid Request in accordance with this Section 2.3, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.
          (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Loan, not later than 9:30 A.M., New York City time, four Business Days before the proposed date of such borrowing of a Competitive Loan, and in the case of a Fixed Rate Loan, not later than 9:30 A.M., New York City time, on the date of such borrowing of such Fixed Rate Loan. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender and the Company as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $10,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Loan requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.
          (c) The Administrative Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
          (d) Subject only to the provisions of this paragraph, the Company may accept or reject any Competitive Bid. The Company shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Loan, not later than 10:30 A.M., New York City time, three Business Days before the date of the proposed borrowing of such Eurodollar Competitive Loan, and in the case of a Fixed Rate Loan, not later than 10:30 A.M., New York City time, on the proposed date of the borrowing of such Fixed Rate Loan; provided that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Loans specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000 in excess thereof; provided further that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Company pursuant to this paragraph shall be irrevocable.
          (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
          (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section 2.3.
          2.4 Swingline Commitment; Euro Swingline Commitment. (a) Subject to the terms and conditions hereof and in reliance upon the agreements of the other Lenders set forth herein, the Swingline Lender agrees to make a portion of the credit otherwise available to the Company under the Commitments from time to time during the Commitment Period by making swing line loans denominated in Dollars (“Swingline Loans”), bearing interest as set forth in Section 2.20(c)(i), to the Company; provided that (i) the aggregate outstanding principal amount of Swingline Loans at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with such Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) the sum of (x) the aggregate principal amount of Swingline Loans outstanding, plus (y) the Dollar Equivalent of the aggregate principal amount of Euro Swingline Loans outstanding, shall not at any time exceed $100,000,000, and (iii) the Company shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. During the Commitment Period, the Company may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be denominated in Dollars. Any Swingline Loans made on the Closing Date shall bear interest at Bank of America’s cost of funds plus the Swingline Applicable Margin.
          (b) The Company shall repay all outstanding Swingline Loans on the earlier of the Termination Date and the date on which the Swingline Loans shall become due and payable in accordance with Section 7.

          (c) Subject to the terms and conditions hereof and in reliance upon the agreements of the Multicurrency Lenders set forth herein, the Euro Swingline Lender agrees to make a portion of the credit otherwise available to each Foreign Borrowers under the Commitments from time to time during the Commitment Period by making swing line loans denominated in Euros (“Euro Swingline Loans”), bearing interest as set forth in Section 2.20(c)(ii), to such Foreign Borrower; provided that (i) the aggregate outstanding principal amount of Euro Swingline Loans at any time shall not exceed the Euro Swingline Commitment then in effect (notwithstanding that the Euro Swingline Loans outstanding at any time, when aggregated with the Euro Swingline Lender’s other outstanding Revolving Loans (if any), may exceed the Euro Swingline Commitment then in effect), (ii) the sum of (x) the aggregate principal amount of Swingline Loans outstanding, plus (y) the Dollar Equivalent of the aggregate principal amount of Euro Swingline Loans outstanding, shall not at any time exceed $100,000,000, and (iii) no Foreign Borrower shall request, and the Euro Swingline Lender shall not make, any Euro Swingline Loan if, after giving effect to the making of such Euro Swingline Loan, the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. During the Commitment Period, the Foreign Borrowers may use the Euro Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Euro Swingline Loans shall be denominated in Euros in accordance with the terms and conditions hereof.
          (d) Each Foreign Borrower shall repay all outstanding Euro Swingline Loans outstanding to such Foreign Borrower on the earlier of the Termination Date and the date on which the Euro Swingline Loans shall become due and payable in accordance with Section 7.
          2.5 Procedure for Swingline Borrowing: Refunding of Swingline Loans; Reallocation of Swingline Commitment and Euro Swingline Commitment.
          (a)(i) Whenever the Company desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Swingline Commitment shall be a minimum of $100,000. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Company on such Borrowing Date by transferring such proceeds to an account designated by the Company no later than 4:00 P.M., New York City time on such Borrowing Date in immediately available funds.
          (ii) Whenever any Foreign Borrower desires that the Euro Swingline Lender make Euro Swingline Loans it shall give the Euro Swingline Lender irrevocable written notice via facsimile transmission (with the original thereof to follow via mail or courier) with a facsimile copy to the Administrative Agent (which facsimile notice must be received by the Euro Swingline Lender not later than 12:00 P.M. (Noon), London time, on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Euro Swingline Commitment shall be a minimum of the Foreign Currency Equivalent for Euros of $100,000. On the Borrowing Date specified in a notice in respect of the relevant Euro Swingline Loan, the Euro Swingline Lender shall make available to an account designated by the applicable Foreign Borrower in such notice an amount in immediately available funds equal to the amount of the Euro Swingline Loan to be made by the Euro Swingline Lender.
          (b) Each of the Swingline Lender and the Euro Swingline Lender, as applicable, at any time and from time to time in its sole and absolute discretion may (and, in any event, on the tenth (10th) Business Day after any Swingline Loan or Euro Swingline Loan is made to the applicable Borrower, the Swingline Lender or the Euro Swingline Lender, as the case may be, shall), on behalf of the applicable Borrower (each of which hereby irrevocably directs the Swingline Lender or the Euro Swingline Lender, as the case may be, to act on its behalf), on two Business Day’s notice (which notice shall be given at least two Business Days prior to the tenth (10th) Business Day after any Swingline Loan or Euro Swingline Loan is made to the applicable Borrower) given by the Swingline Lender or the Euro Swingline Lender no later than 12:00 Noon, New York City time, request each Lender (or in the case of a Euro Swingline Loan, each Multicurrency Lender) to make, and each Lender or Multicurrency Lender, as the case may be, hereby agrees to make, a Dollar Revolving Loan or, in the case of a Euro Swingline Loan, a Multicurrency Loan denominated in Euros, in an amount equal to such Lender’s Revolving Percentage (or, in the case of a Euro Swingline Loan, such Multicurrency Lender’s Multicurrency Revolving Percentage) of the aggregate amount of the Swingline Loans or the Euro Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender or the Euro Swingline Lender, as the case may be. Each Lender shall make the amount of such Dollar Revolving Loan or such Multicurrency Loan denominated in Euros, as the case may be, available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender or the Euro Swingline Lender, as applicable, for application to the repayment of the Refunded Swingline Loans. The Company and each Foreign Borrower irrevocably authorizes the Swingline Lender or the Euro Swingline Lender, as applicable, to charge the applicable Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full relevant Refunded Swingline Loans.
          (c) If prior to the time a Dollar Revolving Loan or a Multicurrency Loan, as the case may be, would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 7(f) shall have occurred and be continuing or if for any other reason, as determined by the Swingline Lender or the Euro Swingline Lender, as applicable, in its sole discretion, Dollar Revolving Loans or Multicurrency Loans, as the case may be, may not be made as contemplated by Section 2.5(b), each Lender or Multicurrency Lender, as applicable, shall, on the date such Loan was to have been made pursuant to the notice referred to in Section 2.5(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans or Euro Swingline Loans, as the case may be, by paying to the Swingline Lender or the Euro Swingline Lender, as applicable, an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage or such Multicurrency

Lender’s Multicurrency Revolving Percentage, as applicable, times (ii) the sum of the aggregate principal amount of Swingline Loans or the Euro Swingline Loans, as applicable, then outstanding that were to have been repaid with such Loans.
          (d) Whenever, at any time after the Swingline Lender or the Euro Swingline Lender, as applicable, has received from any Lender or Multicurrency Lender, as the case may be, such Lender’s Swingline Participation Amount, the Swingline Lender or the Euro Swingline Lender, as applicable, receives any payment on account of its Swingline Loans or Euro Swingline Loans, as the case may be, such Person will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on the Swingline Loans or the Euro Swingline Loans, as applicable, then due); provided, however, that in the event that such payment received by the Swingline Lender or the Euro Swingline Lender, as applicable, is required to be returned, such Lender will return to the Swingline Lender or the Euro Swingline Lender, as applicable, any portion thereof previously distributed to it by such Person.
          (e) Each Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrowers (or any of them) may have against any Swingline Lender, the Euro Swingline Lender, the Company, the other Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers (or any of them); (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (f) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender or the Euro Swingline Lender, as the case may be, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.15, the Swingline Lender or the Euro Swingline Lender, as applicable, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Person at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any applicable administrative, processing or similar fees customarily charged by such Person in connection with the foregoing. A certificate of the Swingline Lender or the Euro Swingline Lender, submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.15(f) shall be conclusive absent manifest error.
          (g) The Company shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to increase or decrease the Swingline Commitment or the Euro Swingline Commitment, as the case may be, by reducing and reallocating by an equivalent amount all or a portion of the Swingline Commitment or the Euro Swingline Commitment, as applicable; provided that in no event shall (x) the Dollar Equivalent of the Euro Swingline Commitment exceed $20,000,000 at any time and (y) the Dollar Equivalent of the aggregate amount of the Swingline Commitment and the Euro Swingline Commitment exceed $100,000,000 at any time. All such reallocations shall be in integral multiples of $1,000,000. In the event of a reallocation of the Swingline Commitment and the Euro Swingline Commitment as described in the foregoing sentence, the Administrative Agent is hereby authorized by the parties hereto to change the definitions of “Swingline Commitment” and the “Euro Swingline Commitment” herein to provide for the reallocations thereof. The Administrative Agent shall (i) notify each of the Lenders promptly after receiving any notice of a reallocation under this Section 2.5(g) and (ii) promptly upon the effectiveness of any such reallocation, distribute to the Lenders any change to the definitions of “Swingline Commitment” and the “Euro Swingline Commitment”. In the event of a reallocation of he Swingline Commitment or the Euro Swingline Commitment as described above, upon the request of any Swingline Lender or Euro Swingline Lender, the applicable Borrowers shall execute and deliver to such Person (through the Administrative Agent) a Note reflecting such reallocations.
          2.6 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.8(a), agrees to issue standby or trade letters of credit (together with any Designated Letters of Credit, “Letters of Credit”) for the account of any Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. No Foreign Borrower shall request and no Issuing Lender shall have any obligation to issue any Letter of Credit for the account of such Foreign Borrower if, after issuing such Letter of Credit, (i) the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect or (ii) the Foreign Borrower Exposure of any Foreign Borrower shall exceed the Foreign Sublimit then in effect for such Foreign Borrower. Each Letter of Credit shall (i) be denominated in Dollars or a Foreign Currency, (ii) have a face amount of at least $10,000 or the Foreign Currency Equivalent thereof (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause any Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          (c) On the Closing Date, (i) the Company shall provide Schedule 2.6, which Schedule shall list the Designated Letters of Credit, (ii) such Designated Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.6, (iii) the face amount of such Designated Letters of Credit shall be included in the calculation of the available L/C Commitment and the Outstanding Committed Extensions of Credit, (iv) the provisions of this Agreement shall apply thereto, and the Company and the Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit that they would have if such Letters of Credit had been issued pursuant to this Agreement and (v) all liabilities of the Company with respect to such Designated Letters of Credit shall constitute obligations of the Company hereunder.
          2.7 Procedure for Issuance of Letters of Credit. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent notice of the issuance of each Letter of Credit (including the amount thereof) in accordance with Section 2.13.
          2.8 L/C Participation. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by each Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which any Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, the related Reimbursement Obligation shall be converted to Dollars in accordance with Section 2.9 and such L/C Participant shall pay to such Issuing Lender through the Administrative Agent upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such Reimbursement Obligation, or any part thereof, that is not so reimbursed.
          (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 2.8(a) in respect of any unreimbursed portion of any payment made by any Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender through the Administrative Agent on demand an amount equal to the product of (i) such amount, times (ii) the Overnight Rate, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any applicable administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If any such amount required to be paid by any L/C Participant pursuant to Section 2.8(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans, plus any applicable administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 2.8 shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.8(a), the Administrative Agent receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by the Administrative Agent), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
          2.9 Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse each Issuing Lender through the Administrative Agent on the Business Day next succeeding the Business Day on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the Administrative Agent at its address for notices referred to herein in the relevant currency and in immediately available funds, unless (x) the Issuing Lender (at its option) shall have specified in its notice to the applicable Borrower that it will require reimbursement in Dollars or (y) in the absence of any such requirement that such Borrower reimburse the applicable Issuing Bank in Dollars, such Borrower shall have notified the applicable Issuing Lender promptly following the notice of drawing that such Borrower will reimburse such Issuing Lender in Dollars; provided that, in the case of any such reimbursement in Dollars of any Letter or Credit denominated in a Foreign Currency, the applicable Issuing Bank shall notify the applicable Borrower of the Exchange Rate for Dollars and the Foreign Currency used for payment of such Letter of Credit as of the date of the payment of the draft presented under such Letter of Credit by the relevant Issuing Lender with respect to the amount of the drawing in the Foreign Currency promptly following the determination thereof. If the applicable Borrower does not reimburse the Issuing Lender for any draft paid by the Issuing Lender under any Letter of Credit issued by such Issuing Lender in a Foreign Currency on the date required pursuant to the first sentence of this Section 2.9, the Issuing Lender shall convert such Reimbursement Obligation into Dollars at the rate of exchange then available to the Issuing Lender in the interbank market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted and such Borrower shall thereafter be required to reimburse the Issuing Lender in Dollars for such Reimbursement Obligation (in the amount so converted). Subject to the next succeeding sentence, interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.20(b) and (ii) thereafter, Section 2.20(e). Interest shall be payable on any such amounts denominated in a Foreign

Currency from the date on which the relevant draft is paid until payment in full or conversion to Dollars as provided herein at the rate determined by the Issuing Lender as its cost of funding such payment.
          2.10 Obligations Absolute. Each Borrower’s obligations under this Agreement with respect to Letters of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and such Borrower’s Reimbursement Obligations under Section 2.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of any Issuing Lender to such Borrower.
          2.11 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the applicable Borrower and the Administrative Agent of the date and amount thereof. The responsibility of an Issuing Lender to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          2.12 Applications; Applicability of ISP and UCP. (a) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.
          (b) Unless otherwise expressly agreed by any Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the International Standby Practices 1998 published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each trade Letter of Credit.

          2.13 Certain Reporting Requirements. Each Issuing Lender will report in writing to the Administrative Agent (i) on the fifth Business Day prior to the end of each fiscal quarter of the Company, the aggregate stated amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week and (ii) on or prior to each Business Day on which an Issuing Lender expects to issue, renew or amend any Letter of Credit, the date of such issuance, renewal or amendment and the aggregate stated amount of Letters of Credit to be issued by it and outstanding after giving effect to such issuance or amendment (and such Issuing Lender shall advise the Administrative Agent on such Business Day whether such issuance, renewal or amendment occurred and whether the amount thereof changed).
          2.14 Fees and Other Charges, etc. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Facility Fee Rate on the average daily amount of the Commitment of such Lender (whether or not utilized) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the later of the Termination Date and the date the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under this Agreement shall have been paid in full. For the avoidance of doubt, if any Lender continues to have any Outstanding Committed Extensions of Credit after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Outstanding Committed Extensions of Credit from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Outstanding Committed Extensions of Credit.
          (b) Reserved.
          (c) The applicable Borrower will pay a fee on all outstanding Letters of Credit issued for the account of such Borrower at a per annum rate equal to the Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, computed on the Dollar Equivalent of the maximum amount available to be drawn (as then in effect) under such Letter of Credit shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the applicable Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender for the account of such Borrower, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.
          (d) In addition to the foregoing fees, the applicable Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower.
          (e) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Company and the Administrative Agent.
          2.15 Optional Termination or Reduction of Commitments; Increase of Commitments. (a) The Company shall have the right, upon not less than three Business Days’

notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans, Swingline Loans and Euro Swingline Loans made on the effective date thereof, the Total Outstanding Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $10,000,000, or an integral multiple of $1,000,000 in excess thereof, and shall reduce permanently the Commitments then in effect. Any reduction of the Total Commitments to an amount below the Multicurrency Sublimit then in effect shall result in an automatic dollar-for-dollar reduction of the Multicurrency Sublimit. Any reduction of the Total Commitments shall result in an automatic pro rata reduction of the Aggregate Foreign Sublimit, ratably across all Foreign Sublimits then in effect or as otherwise directed by the Company and approved by the Administrative Agent.
          (b) Following the Closing Date, so long as no Default or Event of Default has occurred and is then continuing, the Company may request that the Total Commitments and, at the Company’s option, the aggregate amount of the Multicurrency Subcommitments, be increased and, upon such request, the Administrative Agent shall have the right to solicit additional financial institutions to become Lenders for purposes of this Agreement, or to encourage any Lender to increase its Commitment and, if applicable, its Multicurrency Subcommitment, provided that (i) each Lender which is a party to this Agreement prior to such increase shall have the first option, and may elect, to fund its pro rata share of the amount of the requested increase in the Total Commitment and, if applicable, the aggregate amount of the Multicurrency Subcommitments (or any such greater amount in the event that one or more Lenders does not elect to fund its respective pro rata share of the amount of the requested increase in the Total Commitments and, if applicable, its Multicurrency Subcommitment), thereby increasing its Commitment and, if applicable, its Multicurrency Subcommitment hereunder, but no Lender shall have any obligation to do so, (ii) in the event that it becomes necessary to include a new financial institution to fund the amount of the requested increase in the Total Commitments and, if applicable, the aggregate amount of the Multicurrency Subcommitments, each such financial institution shall be reasonably acceptable to the Administrative Agent and the Company (each such acceptance not to be unreasonably withheld) and each such financial institution shall become a Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof; (iii) the Administrative Agent shall not have any obligation to any Borrower or to any Lender to solicit additional financial institutions or any increase in the Total Commitment and, if applicable, the Multicurrency Subcommitment of any Lender pursuant to this §2.15(b); (iv) in connection with any increase in the Multicurrency Subcommitment, such increase may, at the Company’s option, be dollar for dollar with any increase in the Total Commitment or in some lesser proportion thereof; and (v) in no event shall the addition of any Lender or Lenders or the increase in the Commitment of any Lender under this §2.15(b) increase the Total Commitments to an amount greater than $750,000,000. Upon the addition of any Lender, or the increase in the Commitment of any Lender, Schedule 1.1 shall be amended by the Administrative Agent and the Company to reflect such addition or such increase, and the Administrative Agent shall deliver to the Lenders, the Swingline Lender, the Euro Swingline Lender, the Issuing Lender(s) and the Borrower copies of such Schedule 1.1. If, at any time that the Commitments are increased pursuant to this §2.15(b), there are Loans then outstanding or L/C Obligations, each new Lender, and each existing Lender that has increased its Commitment, shall purchase Loans and L/C Obligations from each other Lender in an amount such that, after such purchase or purchases, the amount of outstanding Loans and L/C Obligations from each Lender shall equal such Lender’s respective Revolving Percentage, as modified to give effect to such increase, multiplied by the aggregate amount of Loans outstanding and L/C Obligations from all Lenders. To the extent that any outstanding Loans bear interest at the Eurocurrency Rate, the Borrowers shall pay any additional costs described in Section 2.26 incurred by any Lender.
          2.16 Optional Prepayments. (a) Each Borrower may at anytime and from time to time prepay the Loans (other than Multicurrency Loans) outstanding to such Borrower, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent not later than 11:00 A.M., New York City time, three Business Days prior to the date of prepayment, in the case of Eurocurrency Loans denominated in Dollars, and not later than 11:00 A.M., New York City time, one Business Day prior to the date of prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans denominated in Dollars or ABR Loans; provided, that if a Eurocurrency Loan denominated in Dollars is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.26; provided, further, that Competitive Loans may not be prepaid without the relevant Lenders’ prior consent. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Dollar Revolving Loans shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans or Euro Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
          (b) Each Borrower may at any time and from time to time prepay Multicurrency Loans outstanding to such Borrower, in whole or in part, without premium or penalty, upon irrevocable notice (which notice must be received by the Administrative Agent prior to 3:00 P.M., London time, three Business Days before the date of prepayment) specifying the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Multicurrency Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.26 and accrued interest to such date on the amount prepaid. Partial prepayments of Multicurrency Loans shall be in a minimum principal amount of (w) £1,000,000 or a whole multiple of £100,000 in excess thereof, in the case of Multicurrency Loans denominated in Sterling, (x) €1,000,000 or a whole multiple or €100,000 in excess thereof, in the case of Multicurrency Loans denominated in Euros, (y) C$1,000,000 or a whole multiple or C$100,000 in excess thereof, in the case of Multicurrency Loans denominated in Canadian Dollars, and (z) Y100,000,000 or a whole multiple or Y10,000,000 in excess thereof, in the case of Multicurrency Loans denominated in Yen.
          2.17 Mandatory Prepayments. (a) If, on any Calculation Date, (i) the Total Outstanding Extensions of Credit exceed the Total Commitments, (ii) the aggregate Foreign Borrower Exposure of all Foreign Borrowers exceeds 105% of the Aggregate Foreign Sublimit then in effect, (iii) the Foreign Borrower Exposure of any Foreign Borrower exceeds 105% of the Foreign Sublimit then in effect for such Foreign Borrower or (iv) the Dollar Equivalent of the Multicurrency Loans outstanding on such date exceeds 105% of the Multicurrency Sublimit on such date, the applicable Borrower or Borrowers shall, without notice or demand, immediately repay such of the outstanding Loans in an aggregate principal amount such that, after giving effect thereto, (w) the Total Outstanding Extensions of Credit do not exceed the Total Commitments, (x) the aggregate Foreign Borrower Exposure of all Foreign Borrowers does not exceed the Aggregate Foreign Sublimit then in effect, (y) the Foreign Borrower Exposure of any Foreign Borrower does not exceed the Foreign Sublimit then in effect for such Foreign Borrower and (z) the Dollar Equivalent of the Multicurrency Loans outstanding on such date is equal to or less than the Multicurrency Sublimit on such date, together with interest accrued to the date of such payment or prepayment on the principal so prepaid and any amounts payable under Section 2.26 in connection therewith. Any prepayment of Dollar Revolving Loans pursuant to clause (i) of the immediately preceding sentence shall be applied to prepay any outstanding Swingline Loans. Each Borrower may in lieu of prepaying Multicurrency Loans outstanding to such Borrower in order to comply with this paragraph deposit amounts in the relevant Foreign Currencies in a Cash Collateral Account, for the benefit of the Multicurrency Lenders, equal to the aggregate principal amount of Multicurrency Loans of such Borrower required to be prepaid. To the extent that after giving effect to any prepayment of Loans required by this paragraph, the Total Outstanding Extensions of Credit at such time exceed the Total Commitments at such time, the Company or the applicable Foreign Borrower shall, without notice or demand, immediately deposit in a Cash Collateral Account, for the benefit of the Lenders, upon terms reasonably satisfactory to the Administrative Agent an amount equal to the amount of such remaining excess. The Administrative Agent shall apply any cash deposited in any Cash Collateral Account (to the extent thereof) to pay any Reimbursement Obligations which are or become due thereafter and/or to repay Multicurrency Loans at the end of the Interest Periods therefor, as the case may be, provided that, (x) so long as no Event of Default has occurred and is continuing, the Administrative Agent shall release to the relevant Borrower from time to time such portion of the amount on deposit in any Cash Collateral Account by such Borrower to the extent such amount is not required to be so deposited in order for the Borrowers to be in compliance with this Section 2.17 and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default. “Cash Collateral Account” means an account specifically established by the Borrowers with the Administrative Agent for purposes of this Section 2.17 and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.17. For the avoidance of doubt, any amounts paid by any Foreign Borrower shall be applied solely to the Loans of such Foreign Borrower or the Reimbursement Obligations of such Foreign Borrower or deposited in the Cash Collateral Account in respect of Multicurrency Loans of such Foreign Borrower or in respect of Letters of Credit issued for the account of such Foreign Borrower.
          (b) If any prepayment occurs pursuant to this Section 2.17 on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Lenders such amounts, if any, as may be required pursuant to Section 2.26.
          2.18 Conversion and Continuation Options. (a) Each of the Borrowers may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans by giving the Administrative Agent irrevocable notice of such election not later than 11:00 A.M., New York City time, one Business Day prior to the date of conversion, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. Each of the Borrowers may elect from time to time to convert its ABR Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor) not later than 11:00 A.M., New York City time, three Business Days prior to the date of conversion, provided that no ABR Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan denominated in Dollars may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if any Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso any such Loans denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and, if any Borrower shall fail to give such notice of continuation of a Multicurrency Loan, such Multicurrency Loan shall be automatically continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.19 Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than 15 Eurocurrency Tranches shall be outstanding at any one time.
          2.20 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day, plus the Eurocurrency Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR in effect from time to time.
          (c) (i) Swingline Loans shall bear interest at (A) Bank of America’s cost of funds, plus the Swingline Applicable Margin or, at the Company’s option, (B) the Eurocurrency Rate applicable to Eurocurrency Loans having a 7 day Interest period, plus the Swingline Applicable Margin; and

               (ii) Euro Swingline Loans shall bear interest at the Quoted Rate, plus the Swingline Applicable Margin.
          (d) Fixed Rate Loans shall bear interest at a rate per annum equal to the fixed rate of interest offered by the Lender making such Fixed Rate Loan and accepted by the Company pursuant to Section 2.3.
          (e) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.20 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% (unless such overdue amount is denominated in a Foreign Currency, in which case such overdue amount shall bear interest of a rate per annum equal to the highest rate then applicable under this Agreement to Multicurrency Loans denominated in such Foreign Currency plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this Section 2.20 shall be payable from time to time on demand.
          2.21 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) Multicurrency Loans denominated in Sterling, interest shall be calculated on the basis of a 365-day year for actual days elapsed. The Administrative Agent shall as soon as practicable notify the applicable Borrowers and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the applicable Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrowers and the relevant Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.20(a).

          2.22 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period,
          (b) the Administrative Agent shall have received notice from the Required Lenders or Required Multicurrency Lenders, as the case may be, that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the relevant Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or
          (c) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrowers) that deposits in the applicable currency are not generally available, or cannot be obtained by the relevant Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in clause (a), (b) or (c) is referred to as an “Affected Foreign Currency”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (y) pursuant to clause (a) or (b) of this Section 2.22 in respect of Eurocurrency Loans denominated in Dollars, then (i) any Eurocurrency Loans denominated in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans denominated in Dollars shall be continued as ABR Loans and (iii) any outstanding Eurocurrency Loans denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) in respect of any Multicurrency Loans, then (i) any Multicurrency Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any outstanding Multicurrency Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans denominated in Dollars or Multicurrency Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurocurrency Loans denominated in Dollars.
          2.23 Pro Rata Treatment and Payments. (a) Subject to Section 2.31 (a) each borrowing by any Borrower of Dollar Revolving Loans from the Lenders hereunder shall be made pro rata according to the respective Borrowing Percentages of the relevant Lenders, (b) each payment by any Borrower on account of any facility fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders and (c) each borrowing by any Borrower of Multicurrency Loans from the Multicurrency Lenders hereunder and any reduction of the Multicurrency Subcommitments of the Multicurrency Lenders shall be made pro rata according to the respective Multicurrency Percentages of the Multicurrency Lenders.

          (b) Subject to Section 2.31, (a) each payment (including each prepayment) by any Borrower on account of principal of and interest on the Dollar Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Dollar Revolving Loans then held by the Lenders and (b) each payment (including each prepayment) by any Borrower on account of principal of and interest on the Multicurrency Loans shall be made pro rata according to the respective outstanding principal amounts of the Multicurrency Loans then held by the Multicurrency Lenders.
          (c) All payments (including prepayments) to be made by any Borrower, whether on account of principal, interest, fees or otherwise, shall be made without deduction for any defense, recoupment, setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at its Funding Office, in Dollars (based on the Dollar Equivalent thereof in the case of fees payable under Section 2.14(c) with respect to Letters of Credit denominated in Foreign Currencies) and in immediately available funds (or, in the case of principal or interest relating to Multicurrency Loans, prior to 3:00 P.M., London time, on the due date thereof to the Administrative Agent, for the account of the Multicurrency Lenders, at its Funding Office, in the relevant Foreign Currency and in immediately available funds). The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the Overnight Rate, plus any applicable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the applicable Borrower or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the applicable Borrower.
          (e) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the Overnight Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers or any of them.
          (f) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, Swingline Loans and Euro Swingline Loans and to make payments pursuant to Section 8.7 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 8.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 8.7.
          2.24 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.25 and changes in the rate of tax on the overall net income of such Lender); or
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate or reflected in the Mandatory Cost; or
     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans; or

     (iv) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the applicable Borrowers (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the applicable Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the applicable Borrowers of such Lender’s intention to claim compensation therefor; and provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.
          (c) If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Multicurrency Lender shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to such Multicurrency Lender of making or maintaining any Multicurrency Loan in such Foreign Currency, and such Multicurrency Lender shall deliver to the applicable Borrowers a notice requesting compensation under this paragraph, then the applicable Borrowers will pay to such Multicurrency Lender on each Interest Payment Date with respect to each affected Multicurrency Loan an amount that will compensate such Multicurrency Lender for such additional cost; provided, that the applicable Borrowers shall not be required to compensate a Multicurrency Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Multicurrency Lender notifies the applicable Borrowers of such Multicurrency Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.
          (d) If any Lender incurs Mandatory Costs with respect to a Loan from a lending office in the United Kingdom or a Participating Member State and such Lender shall deliver to the applicable Borrowers a notice requesting compensation under this paragraph, then the applicable Borrowers will pay to such Lender on each Interest Payment Date with respect to each affected Loan an amount that will compensate such Lender for such Mandatory Costs; provided that the applicable Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the applicable Borrowers of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.
          (e) A certificate as to any additional amounts payable pursuant to this Section 2.24 submitted by any Lender to the applicable Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of any one or more Borrowers pursuant to this Section 2.24 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (f) Notwithstanding any other provision of this Agreement, if, (i) (A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Multicurrency Lender to make or maintain any Multicurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Multicurrency Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.24) which would make it impracticable for the Required Multicurrency Lenders to make or maintain Multicurrency Loans denominated in the relevant currency after the date hereof to, or for the account of, any Borrower, then, by written notice to the Borrowers and to the Administrative Agent:
          (i) such Multicurrency Lender or Multicurrency Lenders may declare that Multicurrency Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Multicurrency Lender or Multicurrency Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Multicurrency Loan (in the affected currency or currencies) or to continue a Multicurrency Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Multicurrency Lender or Multicurrency Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

          (ii) such Multicurrency Lender may require that all outstanding Multicurrency Loans (in the affected currency or currencies), made by it be converted to ABR Loans or Loans denominated in Dollars, as the case may be (unless repaid by the relevant Borrowers), in which event all such Multicurrency Loans (in the affected currency or currencies) shall be converted to ABR Loans or Loans denominated in Dollars, as the case may be, as of the effective date of such notice as provided in paragraph (g) below and at the Exchange Rate on the date of such conversion or, at the option of the relevant Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.
In the event any Multicurrency Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Multicurrency Loans of such Multicurrency Lender shall instead be applied to repay the ABR Loans or Loans denominated in Dollars, as the case may be, made by such Multicurrency Lender resulting from such conversion.
     Notwithstanding any other provision of this Agreement, no Lender shall be obligated to make any Loan to a Foreign Borrower, and no Issuing Lender shall be obligated to issue, extend or renew a Letter of Credit for the account of any Foreign Borrower, if (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for such Lender to make such Loan to a Foreign Borrower or such Issuing Bank to issue, extend or renew a Letter of Credit issued for the account of such Foreign Borrower.
          (g) For purposes of Section 2.24(f), a notice to the Borrowers by any Lender shall be effective as to each Loan to a Foreign Borrower or Multicurrency Loan made by such Multicurrency Lender, as the case may be, if lawful, on the last day of the Interest Period currently applicable to the Loans to such Foreign Borrower or such Multicurrency Loan, as the case may be; in all other cases such notice shall be effective on the date of receipt thereof by the Borrowers.
          (h) The obligations of the Foreign Borrowers under this Section 2.24 shall be subject to the provisions of Section 2.35.
          2.25 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.25 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the applicable Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any of the Borrowers, as promptly as possible thereafter the relevant Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the relevant Borrower showing payment thereof. If any of the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, an Exemption Certificate substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by each Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) The agreements in this Section 2.25 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.26 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense relating to changes in interest rates that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall be exclusive of administrative costs and expenses and may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the applicable margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. A certificate as to any amounts payable pursuant to this Section 2.26 submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.27 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.24 or 2.25(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.27 shall affect or postpone any of the obligations of the any Borrower or the rights of any Lender pursuant to Section 2.24 or 2.25(a).
          2.28 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.24 or 2.25(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) cannot make Loans to a Foreign Borrower as a result of the circumstances described in the last paragraph of Section 2.24(f); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.27 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.24 or 2.25(a), (iv) the replacement financial institution shall purchase, at par (unless the Lender being replaced otherwise agrees in its discretion), all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the relevant Borrowers shall be liable to such replaced Lender under Section 2.26 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the relevant Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.24 or 2.25(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.
          2.29 Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of any Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Borrowers as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of each Borrower contained in this Section 2.29 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

          2.30 Foreign Currency Exchange Rate. (a) No later than 1:00 P.M., New York City time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a borrowing request pursuant to Section 2.2(b)(ii), the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.1 with respect to such borrowing request). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 2.9, 2.14(c), 2.24(f), 2.29 and any other provision requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.
          (b) No later than 5:00 P.M., New York City time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the relevant Multicurrency Loans then outstanding (after giving effect to any Multicurrency Loans to be made or repaid on such date).
          (c) The Administrative Agent shall promptly notify the Borrowers of each determination of an Exchange Rate hereunder.
          2.31 Certain Borrowings of Dollar Revolving Loans and Refunding of Multicurrency Loans. (a) If on any Borrowing Date on which a Borrower has requested the Multicurrency Lenders to make Multicurrency Loans (the “Requested Multicurrency Loans”), (i) the principal amount of the Requested Multicurrency Loans to be made by any Multicurrency Lender exceeds the Available Commitment of such Multicurrency Lender (before giving effect to the making and payment of any Dollar Revolving Loans required to be made pursuant to this Section 2.31 on such Borrowing Date), (ii) the Dollar Equivalent of the principal amount of such Requested Multicurrency Loans, when added to the Dollar Equivalent of the outstanding principal amount of all other Multicurrency Loans, does not exceed the Multicurrency Sublimit and (iii) the Dollar Equivalent of the amount of the excess described in the foregoing clause (i) is less than or equal to the Available Commitments of the Lenders (before giving effect to the making and payment of any Loans pursuant to this Section 2.31 on such Borrowing Date), each Lender (other than Multicurrency Lenders) shall make a Dollar Revolving Loan to such Borrower on such Borrowing Date in accordance with the applicable provisions hereof, and the proceeds of such Dollar Revolving Loans shall be simultaneously applied to repay outstanding Dollar Revolving Loans of such Multicurrency Lenders in each case in amounts such that, after giving effect to (1) such borrowings and repayments and (2) the borrowing from such Multicurrency Lenders of the Requested Multicurrency Loans, the excess described in the foregoing clause (i) will be eliminated. To effect such borrowings and repayments, (x) not later than 12:00 Noon, New York City time, on such Borrowing Date, the proceeds of such Dollar Revolving Loans denominated in Dollars shall be made available by each Lender (other than the Multicurrency Lenders) to the Administrative Agent at the Funding Office in Dollars and in immediately available funds and the Administrative Agent shall apply the proceeds of such Dollar Revolving Loans toward repayment of outstanding Dollar Revolving Loans of such Multicurrency Lenders and (y) concurrently with the repayment of such Dollar Revolving Loans on such Borrowing Date, (I) such Multicurrency Lenders shall, in accordance with the applicable provisions hereof, make the Requested Multicurrency Loans in an aggregate amount equal to the amount so requested by the applicable Borrower and (II) the applicable Borrower shall pay to the Administrative Agent for the account of the Multicurrency Lenders whose Dollar Revolving Loans to such Borrower are repaid on such Borrowing Date pursuant to this Section 2.31 all interest accrued on the amounts repaid to the date of repayment, together with any amounts payable pursuant to Section 2.26 in connection with such repayment.
          (b) If any borrowing of Dollar Revolving Loans is required pursuant to this Section 2.31, a Borrower shall notify the Administrative Agent in the manner provided for Dollar Revolving Loans in Section 2.2(a), except that the minimum borrowing amounts and threshold multiples in excess thereof applicable to ABR Loans set forth in subsection 2.2(a) shall not be applicable to the extent that such minimum borrowing amounts exceed the amounts of Dollar Revolving Loans required to be made pursuant to this Section 2.31.
          2.32 Evidence of Debt. The Loans and other extensions of credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans and other extensions of credit made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. If any Borrower issues a Note to a Lender (which shall occur only upon the request by a Lender to the relevant Borrower made through the Administrative Agent), such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto. In addition to the accounts and records referred to above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Euro Swingline Loans and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          2.33 Addition of Foreign Borrowers; Termination of Foreign Borrowers.
          (a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period (but in no event less than 7 Business Days) as may be agreed by the Administrative Agent in its sole discretion), designate any wholly-owned Foreign Subsidiary of the Company (an “Applicant Borrower”) as a Foreign Borrower to receive Loans and Letters of Credit hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit J (a “Foreign Borrower Request and Assumption Agreement”), which shall specify, among other things, the notice address of such Applicant Borrower, the Foreign Sublimit designated for such Applicant Borrower and information of the type described in Section 9.16 with respect to the Applicant Borrower; provided that (i) the Foreign Sublimit designated for such Applicant Borrower shall not exceed $100,000,000 and (ii) Aggregate Foreign Sublimit (after giving effect to the Foreign Sublimit designated for such Applicant Borrower) shall not exceed $200,000,000; and provided, further, that no Applicant Borrower shall become a Foreign Borrower hereunder if any Lender, within 7 Business Days’ of receipt by the Lenders of a Foreign Borrower Request and Assumption Agreement with respect to such Applicant Borrower, shall determine in good faith that it is unlawful, or any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans to such Applicant Borrower or to participate in Letters of Credit issued for the account of such Applicant Borrower. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities as a Foreign Borrower as provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (including an affirmation of the Company Guarantee by the Company and the execution of any applicable Issuing Lender Agreement by such Applicant Borrower), in each case in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent, and Notes signed by such new Foreign Borrowers to the extent any Lenders so request. Upon the satisfaction of the conditions specified herein, an Applicant Borrower shall be entitled to receive Loans and Letters of Credit as a Foreign Borrower hereunder, and promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit K (a “Foreign Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Foreign Borrower to receive Loans and Letters of Credit hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Foreign Borrower otherwise shall be a Foreign Borrower for all purposes of this Agreement; provided that no Loan notices or Applications may be submitted by or on behalf of such Foreign Borrower until the date five Business Days after such effective date
          (b) The Obligations of all Foreign Borrowers shall be several in nature. The Obligations of each of the Foreign Borrowers (including any Foreign Borrower which become a party to this Agreement after the Closing Date in accordance with this Section 2.33) shall be guaranteed by the Company pursuant to Section 2.34.
          (c) Each Foreign Subsidiary of the Company that is or becomes a “Foreign Borrower” pursuant to this Section 2.33 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Foreign Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Foreign Borrower. Notwithstanding the foregoing in this clause (c), each Foreign Borrower shall have the right, individually, to request and receive Loans to be made to such Foreign Borrower and request and have Letters of Credit be issued for the account of such Foreign Borrower and to make payments in respect thereof, all in accordance with the terms of this Agreement.
          (d) The Company may from time to time, upon not less than 5 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Foreign Borrower’s status as such, provided that there are no outstanding Loans payable by such Foreign Borrower, or Letters of Credit issued for the account of such Borrower, or other amounts payable by such Foreign Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Foreign Borrower’s status.
          (e) The Company shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to (a) increase or decrease the Foreign Sublimit of any Foreign Borrower or (b) increase the Foreign Sublimit of any Foreign Borrower by reducing and reallocating by an equivalent amount all or a portion of the Foreign Sublimit of any other Foreign Borrower; provided that in no event shall (x) the Foreign Sublimit for any Foreign Borrower exceed $100,000,000 at any time and (y) the Aggregate Foreign Sublimit exceed $200,000,000 at any time. All such reallocations shall be in integral multiples of $1,000,000. In the event of a reallocation of the Foreign Sublimits as described in the foregoing sentence, the Administrative Agent is hereby authorized by the parties hereto to amend Schedule 1(a) to provide for the reallocation the relevant Foreign Sublimits in respect of any affected Foreign Borrower. The Administrative Agent shall (i) notify each of the Lenders promptly after receiving any notice of a reallocation under this Section 2.33(e) and (ii) promptly upon the effectiveness of any such reallocation, distribute to the Lenders an amended Schedule 1(a). In the event of a reallocation of the Foreign Sublimits as described above, upon the request of any Lender, the applicable Foreign Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note reflecting such Foreign Borrower’s Foreign Sublimit (after giving effect to such reallocation).
          (f) In such event that a Foreign Borrower is designated as such or its status as such is terminated pursuant to the terms of this Section 2.33, the Administrative Agent is hereby authorized by the parties hereto to amend Schedule 1(a) to include or remove, as the case may be, each such Foreign Borrower and the Foreign Sublimit in respect of such Foreign Borrower. The Administrative Agent shall distribute to the Lenders an amended Schedule 1(a).
          2.34 Guarantee by Company of Foreign Obligations.
          (a) The Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the each Foreign Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Obligations of each such Foreign Borrower including, without limitation, the Obligations of each Foreign Borrower that becomes party to this Agreement after the Closing Date in accordance with Section 2.33. This Guarantee shall remain in full force and effect until all of the Foreign Obligations and the obligations of each Foreign Borrower under the this Agreement and the other Loan Documents shall have been satisfied by irrevocable payment in full in cash, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Foreign Borrowers, or any of them, may be free from any Foreign Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Company hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Company under applicable federal and state laws relating to the insolvency of debtors. The Company agrees that the Foreign Obligations may at any time and from time to time exceed the amount of the liability of the Company hereunder without impairing this guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
          (c) No payment made by any Foreign Borrower, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Foreign Borrower, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Foreign Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company under this Section 2.34 which shall, notwithstanding any such payment (other than any payment made by the Company in respect of the Foreign Obligations or any payment received or collected from the Company in respect of the Foreign Obligations), remain liable for all Foreign Obligations up to the maximum liability of the Company under this Section 2.34 until the Foreign Obligations are paid in full, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments are terminated.
          (d) Notwithstanding any payment made by the Company hereunder or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Foreign Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Foreign Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from any Foreign Borrower or any other guarantor in respect of payments made by such guarantor, until all amounts owing to the Administrative Agent and the Lenders by each Foreign Borrower on account of the Foreign Obligations are paid in full, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Foreign Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Foreign

Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
          (e) The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of any of the Foreign Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Foreign Obligations continued, and the Foreign Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Foreign Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Foreign Obligations or for the guarantee in this Section 2.34 or any property subject thereto.
          (f) The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Foreign Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2.34 or acceptance of the guarantee contained in this Section 2.34; the Foreign Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon, the guarantee contained in this Section 2.34; and all dealings between the Foreign Borrowers and the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.34. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Foreign Borrower with respect to the Foreign Obligations. The Company understands and agrees that the guarantee contained in this Section 2.34 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Foreign Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Foreign Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Foreign Borrower for the Foreign Obligations (or any of them), or of the Company under the guarantee contained in this Section 2.34, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Foreign Borrower, any other guarantor or any other Person or against any collateral security or guarantee for the Foreign Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Foreign Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Foreign Borrower, any other guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Company of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          (g) The guarantee contained in this Section 2.34 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Foreign Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Foreign Borrower or any guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Foreign Borrower or any guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
          (h) The Company hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the relevant currency at the Funding Office.
          (i) The Company acknowledges that the rights and responsibilities of the Administrative Agent under the guarantee contained in this Section 2.34 with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of the guarantee contained in this Section 2.34 shall, as between the Administrative Agent and the Lenders, be governed by this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Company, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Company shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
          2.35 Limitation of Certain Obligations of Foreign Borrowers. Notwithstanding any other provision hereof, each Foreign Borrower shall only be liable for such Foreign Borrower’s pro rata share (based upon the proportion that the applicable Foreign Sublimit for such Foreign Borrower bears to the Total Commitment) of any fees, any expenses and any indemnification obligations under this Agreement or the other Loan Documents, including, without limitation, the obligation under Sections 2.24, 2.26, 2.29, 9.5 and 9.7 of this Agreement; provided that such Foreign Borrower shall only be liable for (a) fees under Sections 2.14(c) and (d) in respect of Letters of Credit which arise from Letters of Credit issued, extended or renewed for the account of such Foreign Borrower, and (b) indemnification costs under Section 2.26 which arise from Revolving Credit Loans made to such Foreign Borrower.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Borrowers hereby represents and warrants to the Administrative Agent and each Lender that:
          3.1 Financial Condition. The audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at June 30, 2003, June 30, 2004 and June 30, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Equivalents, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, except those (a) reflected in the most recent financial statements referred to in this paragraph, (b) which were incurred after June 30, 2005, in the case of the Company and its Subsidiaries in the ordinary course of business and consistent with past practices, (c) that are obligations (including transaction costs) in connection with this Agreement, or (d) that, individually or in the aggregate, do not have a Material Adverse Effect. During the period from June 30, 2005 to and including the date hereof, there has been no Disposition by any Group Member of any business or property that is material to the Company and its consolidated Subsidiaries, taken as a whole.
          3.2 No Change. Since June 30, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of Group Members other than each of the Borrowers, where the failure to be so organized, validly existing and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority and rights could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except for jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, do not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.
          3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.
          3.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          3.8 Ownership of Property, Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, in each case necessary and related to its operations, except for such property where the failure to maintain such title or interest, individually or in the aggregate, does not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.

          3.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where such failure, individually or in the aggregate, does not have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim, except where such claims, individually or in the aggregate, do not have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect, except where such infringement, individually or in the aggregate, does not have a Material Adverse Effect.
          3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except where the failure to file such returns and pay such taxes, fees and other charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; to the knowledge of any Borrower, no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.
          3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          3.12 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, which in any event, has resulted, or could reasonably be expected to result, in a material liability. Each Plan has complied in all material respects with the applicable provisions of ERISA, the Code and all Applicable Pension Legislation. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, which in any event, has resulted, or could reasonably be expected to result, in a material liability. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA or any Applicable Pension Legislation, and, to the knowledge of each Borrower, neither any Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA or any Applicable Pension Legislation if any Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent such that a material liability to a Borrower or a Commonly Controlled Entity could reasonably be expected to result therefrom.
          3.13 Investment Company Act; Other Regulations. No Loan Party (a) is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          3.14 Use of Proceeds. The proceeds of the Loans and the Letters of Credit, shall be used (i) to refinance Indebtedness of the Company under the Existing Credit Agreement and (ii) for general corporate purposes of the Borrowers and their Subsidiaries.
          3.15 Environmental Matters. Except as disclosed on Schedule 3.15 or except as, in the aggregate, do not have a Material Adverse Effect:
          (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
          (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
          (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          3.16 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders (other than financial projections) for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, in each case in light of the circumstances under which such statements were made or information provided. The projections and pro forma financial information, if any, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
          3.17 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
          3.18 Insurance. The Company and each of its Subsidiaries maintains with financially sound and reputable insurers (not related to or affiliated with the Company or any of its Subsidiaries) insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.
          3.19 Subsidiaries. Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Closing Date, (a) Schedule 3.19 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

          3.20 Foreign Asset Control Regulation, Etc. Neither the Company nor any of its Subsidiaries is an entity on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Treasury Department.
SECTION 4. CONDITIONS PRECEDENT
          4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it to the Borrowers is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
          (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1.
          (b) Financial Statements. The Lenders shall have received the consolidated financial statements of the Borrower and its consolidated Subsidiaries described in Section 3.1.
          (c) Fees and Expenses. The Lenders, the Administrative Agent and the Book Manager shall have received all fees (including the amendment fees) required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
          (d) Closing Certificate, Certified Certificate of Incorporation: Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party (or equivalent documentation) certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate (or equivalent documentation in any applicable foreign jurisdiction) for each Loan Party from its jurisdiction of organization.
          (e) Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Buchanan Ingersoll Professional Corporation, counsel to the Company and the Subsidiary Guarantors, substantially in the form of Exhibit D-1 and (ii) CMS von Erlach Henrici, counsel to the Kennametal Europe GmbH, as a Foreign Borrower, substantially in the form of Exhibit D-2. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
          (f) Existing Credit Agreement. All amounts outstanding under the Existing Credit Agreement shall have been paid in full, all commitments thereunder of lenders who are not parties to this Agreement shall have been terminated and all commitments thereunder of the Lenders party to this Agreement shall be evidenced only by this Agreement.
          (g) Guarantee. The Administrative Agent shall have received the Guarantee, executed and delivered by each Subsidiary Guarantor.
          Each of the foregoing shall be in form and substance satisfactory to the Administrative Agent and each Lender. Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          4.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it to any Borrower on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than the representation and warranty set forth in Section 3.2 of this Agreement) shall be true and correct on and as of such date as if made on and as of such date.
          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5. AFFIRMATIVE COVENANTS
          Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, such Borrower shall and shall cause each of its Subsidiaries to:
          5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
          (a) as soon as available, but in any event within 100 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for such fiscal year for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLC or other independent certified public accountants of nationally recognized standing; and
          (b) as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). In lieu of furnishing the Administrative Agent and the Lenders the items referred to in clauses (a) and (b) above, the Company may make such items available on the internet at www.Kennametal.com or by similar electronic means.
          5.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (e), to the relevant Lender):
          (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of a Responsible Officer, dated as of the date of such delivery, stating that, since the date of the Company’s fiscal year end immediately preceding the fiscal year end for which such financial statements are being delivered, there has been no development or event that has had a Material Adverse Effect;
          (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, no Default or Event of Default has occurred, except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of Section 6.1 as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be (including, without limitation, any reconciliations required in connection with any changes in generally accepted accounting principles, subsequent to the Closing Date);
          (c) within five days after the same are sent, copies of all financial statements and reports that any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any Borrower may make to, or file with, the SEC;
          (d) promptly, notice of any change in any Debt Rating of the Company; and
          (e) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.
In lieu of furnishing the Administrative Agent and the Lenders the items referred to in clause (c) above, the Company may make such items available on the internet at www.Kennametal.com or by similar electronic means; provided, that the Company shall promptly provide written or electronic notice to the Administrative Agent and each Lender when statements and reports subject to clause (c) above are made available via www.Kennametal.com or such other electronic means.

     Each Borrower hereby acknowledges that the Administrative Agent and/or the Co-Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system approved by the Company (the “Platform”). Each Lender and Issuing Lender hereby agrees and acknowledges that the Administrative Agent and/or the Co-Arrangers may make available to such Lender or such Issuing Lender the Borrower Materials on the Platform.
          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where such failure to pay, discharge or otherwise satisfy would not have a Material Adverse Effect.
          5.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition in all material respects, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made in all material respects of all dealings and transactions in relation to its business and activities, and (b) following reasonable prior written notice to the Company, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (it being understood that, so long as no Event of Default or Default has occurred and is continuing, such times shall be during normal business hours) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
          5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding affecting any Group Member (i) which, if adversely decided, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) in which any material injunctive or similar relief is sought or (iii) which relates to any Loan Document;
          (d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or any similar circumstance arising under any Applicable Pension Legislation or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          5.8 ERISA. (a) Make, or cause its Subsidiaries and Commonly Controlled Entities to make, contributions to each Plan when due in accordance with the minimum funding requirements under ERISA, the Code and any Applicable Pension Legislation applicable to such Plan and pay any required PBGC premiums as and when due for such Plan, (b) make, or cause its Subsidiaries and Commonly Controlled Entities to make contributions required to be made by it, or any of them, to each Multiemployer Plan, if any, when due in accordance with its, or any of their, obligations under any collective bargaining agreement related to such Multiemployer Plan or participation agreements applicable to such Multiemployer Plan, except those contributions the requirement of which are reasonably being contested by a Commonly Controlled Entity; provided that failure to make such contested contributions is not a violation of applicable Law and does not present a material risk of resulting in liability (contingent or other) to the Borrowers or any of their Subsidiaries and (c) make, or cause its Subsidiaries to make, any required contributions to any arrangements for providing retirement and/or death benefits when due, in accordance with the terms of the arrangement and any minimum funding requirements which are applicable to the arrangement from time to time, where a failure to make, or cause to be made, the contributions described in (a), (b) and or (c) could, alone or in the aggregate, reasonably be expected to result in a material liability.

          5.9 Continuation of or Change in Business. (a) Not engage in any business if, as a result, the general nature of the business, on a consolidated basis, which would then be engaged in by the Borrowers and their Subsidiaries would be substantially and significantly changed from the general nature of the business engaged in by the Borrowers and their Subsidiaries on a consolidated basis on the date hereof, or such business is not reasonably related to the business of the Borrowers and their Subsidiaries on a consolidated basis on the date hereof; and (b) with respect to the Loan Parties taken as a whole, continue to operate as an operating company in substantially the manner at the date hereof, and not transfer to any Person which is not a Loan Party, in any transaction or set of related transactions, any material portion of the Loan Parties’ operating assets.
          5.10 Further Assurances. Cause each Person which is or becomes a Significant Subsidiary (other than a Foreign Subsidiary) to become a Subsidiary Guarantor as promptly as practicable after (but in any event within 10 days after the date that financial statements are delivered pursuant to Section 5.1 which evidence that such Subsidiary is a Significant Subsidiary) the date such Person first satisfies the criteria in the definition of “Significant Subsidiary”, by causing such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guarantee, together with (i) an opinion of counsel (including in-house counsel) for such Subsidiary covering such matters relating to such supplement to the Guarantee as the Administrative Agent may reasonably request, and (ii) all documents which the Administrative Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such supplement to the Guarantee, and any other matters reasonably determined by the Administrative Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.
          5.11 Post-Closing Covenants. Cause each of the following to be satisfied on or before the date specified below:
          (a) As soon as available, each Borrower and each Subsidiary Guarantor, to the extent not delivered to the Administrative Agent on or prior to the Closing Date, shall furnish to the Administrative Agent a long-form certificate of good standing issued by the appropriate Governmental Authority of such Person’s jurisdiction of organization indicating that such Person is in good standing in such jurisdiction (it being understood that each such Person shall have submitted a request to the relevant Governmental Authority for such a long-form certificate of good standing prior to the Closing Date).
          (b) No later than the date that is fifteen (15) Business Days after the Closing Date, the Company shall provide to the Administrative Agent and the Lenders Schedule 3.19 to this Agreement.
SECTION 6. NEGATIVE COVENANTS
          Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          6.1 Financial Condition Covenants.
          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrowers to exceed 3.50 to 1.00.
          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrowers to be less than 3.50 to 1.00.
          6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
          (a) Indebtedness of any Loan Party pursuant to any Loan Document;
          (b) subject to Section 6.11, Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary;
          (c) Guarantee Equivalents incurred in the ordinary course of business by any of the Borrowers or any of their Subsidiaries of obligations (other than Indebtedness) of any Borrower or any Subsidiary;
          (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
          (e) Indebtedness of the Borrowers or their Subsidiaries constituting (i) Capital Lease Obligations, (ii) Indebtedness secured by purchase money Liens described in Section 6.3(g), or (iii) Indebtedness described in Section 6.3(f); provided, that the aggregate principal amount of outstanding Indebtedness described in this Section 6.2(e) shall not exceed $75,000,000 (or the equivalent in any currency) at any time;
          (f) Reserved;
          (g) other unsecured Indebtedness for borrowed money of the Company (and not of any Subsidiary) incurred by the Company after the Closing Date; and
          (h) additional Indebtedness of the Borrowers or any of their Subsidiaries; provided, that the aggregate principal amount (for the Borrowers and all Subsidiaries) of such Indebtedness, together with the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions, shall not exceed $350,000,000 at any one time outstanding.
          6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

          (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;
          (f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
          (g) Liens securing Indebtedness of the Borrowers or any of their Subsidiaries incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
          (h) any interest or title of a lessor under any lease entered into by the Borrowers or any of their Subsidiaries in the ordinary course of its business and covering only the assets so leased;
          (i) judgment liens fully bonded or stayed pending appeal and not constituting an Event of Default under Section 7(h); provided, that such liens are released or discharged within 90 days after the entry thereof;
          (j) Liens in favor of the United States government which arise in the ordinary course of business resulting from progress payments or partial payments under United States government contracts or subcontracts thereunder;
          (k) Liens on Margin Stock, if and to the extent that the value of such Margin Stock exceeds 25% of the total assets of the Borrowers and their Subsidiaries subject to this Section 6.3;

          (l) Liens on assets transferred to a Receivable Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;
          (m) Liens consisting of (x) set-off rights or other similar rights in favor of banking institutions securing fees due by the Borrowers or their Subsidiaries in the ordinary course in connection with deposit and other bank accounts held at such banking institution, which fees are within the general parameters customary in the banking industry and (y) any set-off or similar rights granted to any of the Lenders hereunder or pursuant to any of the Loan Documents; and
          (n) Liens not otherwise permitted by this Section 6.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $50,000,000 at any one time.
          6.4 Fundamental Changes. Each Borrower shall not, and shall not permit any Subsidiary which is a Loan Party to, directly or indirectly, merge with or into or consolidate with any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following: (a) any Borrower may merge with another Person so long as such Borrower is the surviving corporation, (b) a Subsidiary which is a Loan Party may merge with the Company or another Loan Party that is not a Foreign Borrower, or may merge with another Person so long as such Subsidiary is the surviving corporation or such other Person becomes a Subsidiary and a party to the Guarantee and (c) the Borrowers and their Subsidiaries may make Dispositions permitted pursuant to Section 6.10; provided, that with respect to clause (a) and (b) above, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrowers shall be in compliance with the covenants set forth in Section 6.1 as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 after giving effect, on a pro forma basis, to such merger or consolidation as if it had occurred on such last day or the first day of the relevant period, as appropriate, and (iii) the Borrowers shall have delivered to the Administrative Agent at least ten Business Days prior to any such merger or consolidation a certificate of a Responsible Officer certifying the satisfaction of the foregoing conditions and setting forth in reasonable detail the calculations necessary to determine compliance with clause (ii) above.
          6.5 Transactions with Affiliates. Except as set forth on Schedule 6.5, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          6.6 Reserved.
          6.7 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrowers to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any of the Borrowers or any other Subsidiary of the Borrowers, (b) make loans or advances to, or other Investments in, any of the Borrowers or any other Subsidiary of the Borrowers or (c) transfer any of its assets to any of the Borrowers or any other Subsidiary of the Borrowers, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions contained in agreements governing Indebtedness of a Foreign Subsidiary permitted under Section 6.2(h) (provided, that (x) such restriction applies only to such Foreign Subsidiary and its Subsidiaries and (y) at no time shall the aggregate outstanding principal amount of such Indebtedness exceed $50,000,000), (iv) restrictions on property subject to a Permitted Lien in favor of the holder of such Lien, (v) restrictions contained in any Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the board of directors or senior management of the Company, are necessary to effect such Qualified Receivables Transaction, and (vi) the rights of shareholders of Subsidiaries (other than the Borrowers and their Subsidiaries) to receive dividends in respect of the Capital Stock of such Subsidiaries owned by such shareholders and other rights of such shareholders arising by operation of law.
          6.8 Amendment of Credit Documentation. Enter into, or permit any of its Subsidiaries to enter into, become or remain subject to any agreement or instrument to which any Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except for the Loan Documents.
          6.9 Off-Balance Sheet Financings. Enter into, or permit any of its Subsidiaries to enter into, any arrangements (other than a Qualified Receivables Transaction permitted under Section 6.10(d)) to finance any Indebtedness of any Person (other than the Borrowers and their consolidated Subsidiaries) (a) which was incurred by the Borrowers or any of their Subsidiaries or guaranteed by the Borrowers or any of their Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Borrowers or any of their Subsidiaries and (b) the payments in respect of which are intended to be financed with the proceeds of payments made to such Person by the Borrowers or any of their consolidated Subsidiaries or any Indebtedness or Capital Stock issued by any Borrower or any such Subsidiary in an aggregate principal amount in excess of $50,000,000 at any time outstanding.
          6.10 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Foreign Borrower or any other Subsidiary of the Company, issue or sell any shares of such Foreign Borrower’s or such Subsidiary’s Capital Stock to any Person, except:
          (a) the Disposition of obsolete or worn out property in the ordinary course of business;

          (b) the sale of inventory in the ordinary course of business;
          (c) subject to Section 6.11, the sale or issuance of any Subsidiary’s Capital Stock or assets to the Company or any other Subsidiary;
          (d) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” made in connection with a Qualified Receivables Transaction; provided, that, notwithstanding anything herein to the contrary, in no event shall (i) the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions of the Company and its Domestic Subsidiaries be greater than $150,000,000 in the aggregate at any one time or (ii) the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions of Foreign Subsidiaries be greater than $75,000,000 in the aggregate at any one time;
          (e) as set forth on Schedule 6.10;
          (f) the Disposition of other property having a fair market value not to exceed 15% of Consolidated Tangible Assets in the aggregate for any fiscal year of the Borrowers; and
          (g) the transfer of Capital Stock of any Foreign Subsidiary constituting directors’ qualifying shares or other similar nominal ownership interests required by law to be held by a third party.
provided that, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall release each Subsidiary Guarantor from its obligations under the Guarantee in connection with any Disposition by the Company or any of its Subsidiaries of such Subsidiary Guarantor permitted pursuant to this Section 6.10.
          6.11 Investments. Make any advance, loan, extension of credit (by way of Guarantee Equivalent or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
          (a) extensions of trade credit in the ordinary course of business;
          (b) investments in Cash Equivalents;
          (c) Guarantee Equivalents permitted by Section 6.2;
          (d) (x) acquisitions of the assets of another Person or acquisitions of the Capital Stock of Persons, or (y) Investments by the Borrowers or any of their Subsidiaries; provided that (i) at the time of any such acquisition or Investment and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) the Borrowers have demonstrated, on a pro forma basis, compliance with the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio set forth in Section 6.1 after giving effect to such acquisition or Investment and (iii) at the time of such acquisition or Investment and after giving effect thereto, the total assets (determined in accordance with GAAP and without duplication) of the Company and the Subsidiary Guarantors shall not be less than $850,000,000 (the “Obligor

Asset Threshold”); provided, however, that at any time during the term of this Agreement that the Obligor Asset Threshold is not satisfied, the aggregate amount of all such acquisitions and Investments in any Person who is not the Company or a Subsidiary Guarantor shall not exceed (x) $250,000,000 during all such periods in any fiscal year of the Borrowers and (y) $750,000,000 during all such periods in the aggregate over the term of this Agreement.
          (e) intercompany Investments (x) by the Company or any Subsidiary Guarantor in the Company or any other Subsidiary Guarantor or (y) by a Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;
          (f) Investments consisting of the Guarantee or the Company Guarantee;
          (g) Reserved; and
          (h) Investments by the Company or a Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of an equity interest or interests in accounts receivable and related assets generated by the Company or a Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable.
SECTION 7. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
          (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to each Borrower only), Section 5.7(a) (only with respect to an Event of Default) or Section 6 of this Agreement; or
          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or

          (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Equivalent, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Equivalent) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or
          (f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, that notwithstanding anything to the contrary contained in this Section 7(f), it shall be an Event of Default if Immaterial Subsidiaries that collectively have assets with a total book value or fair market value of more than $20,000,000 are subject to the events described in clause (i), (ii), (iii), (iv) or (v) above; or
          (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
          (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
          (i) the guarantee of any Subsidiary Guarantor (other than Subsidiary Guarantors which (a) are designated by the Company as a Significant Subsidiary under clause (c) of the definition of “Significant Subsidiary” and (b) would not be a Significant Subsidiary absent such designation) contained in the Guarantee shall cease, for any reason, to be in full force and effect (except (x) to the extent that such Subsidiary Guarantor is merged into the Company or another Subsidiary Guarantor or (y) such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by Section 6.10) or any Loan Party shall so assert, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents, shall be commenced by any of the Borrowers or any of their Subsidiaries party thereto, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or
          (j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Company; (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors or (iii) the Company shall fail to own, directly or indirectly, 100% of the Capital Stock of each Foreign Borrower (except for directors’ qualifying shares or other similar nominal ownership interests required by law to be held by a third party);
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.
SECTION 8. THE AGENTS
          8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through any Related Parties, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          8.3 Exculpatory Provisions. (a) Neither any Agent, the Book Manager or any Co-Arrangers nor any of their respective Related Parties shall be (i) subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (ii) liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (iii) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (iv) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents, the Book Manager or the Co-Arrangers under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          (b) For the purposes of determining compliance with the conditions set forth in Section 4.1, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent active upon the Borrower’s account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.
          8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents, the Book Manager or the Co-Arrangers nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent, the Book Manager or any Co-Arrangers hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent, the Book Manager or any Co-Arrangers to any Lender. Each Lender represents to the Agents, the Book Manager and the Co-Arrangers that it has, independently and without reliance upon any Agent, the Book Manager or any Co-Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, the Book Manager or any Co-Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.
          8.7 Indemnification. The Lenders agree to indemnify each Agent, the Book Manager and each Co-Arranger in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent, the Book Manager or such Co-Arranger in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, the Book Manager or such Co-Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Book Manager’s or such Co-Arranger’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.
          8.8 Agent in Its Individual Capacity. Each Agent, the Book Manager, each Co-Arranger and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent, Book Manager or Co-Arranger were not an Agent, Book Manager or Co-Arranger. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and the Swingline Lender and Bank of America, N.A., London Branch’s resignation as the Euro Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, Swingline Lender and the Euro Swingline Lender, (b) the retiring Issuing Lender, Swingline Lender and Euro Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
          8.10 Co-Syndication Agents; Co-Documentation Agents; Co-Arranger and Book Manager. No Co-Syndication Agent, Co-Documentation Agent, Co-Arranger, or Book Manager shall have any duties or responsibilities hereunder in its capacity as such.
          8.11 Release of Guarantors. Each Lender hereby authorizes the Administrative Agent to enter into any agreement or execute any document evidencing the release of any Subsidiary Guarantor from its obligations under this Agreement and the other Loan Documents if such Person ceases to be a Subsidiary as a result of a transactions permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 8.11.
          8.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lenders to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.
SECTION 9. MISCELLANEOUS
          9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive (in whole or in part) the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) consent to the assignment or transfer by any Borrower of its rights and obligations under this Agreement and the other Loan Documents or release, other than as provided in Section 8.11, all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee or release the Company from its obligations under the Company Guaranty without the written consent of all the Lenders; (iv) add additional currencies as Foreign Currencies in which Multicurrency Loans may be made under this Agreement without the written consent of all the Multicurrency Lenders; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender or, with respect to provisions concerning the Euro Swingline Loans, the Euro Swingline Lender; (viii) amend, modify or waive any provision of Sections 2.6 through 2.13 inclusive without the written consent of all Issuing Lenders; (ix) amend, modify or waive any provision of Section 2.23 without the written consent of each Lender adversely affected thereby or (x) waive any condition of Section 4.1 without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, this Agreement may be amended or otherwise supplemented without the written consent of the Lenders or the Required Lenders to increase the amount of the Total Commitments in accordance with Section 2.15(b).
     Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the extensions of credit outstanding hereunder and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Kennametal Inc.
1600 Technology Way
Latrobe, Pennsylvania 15650
Attention: Lawrence J. Lanza
Corporate Treasurer
Telecopy: 724-539-4668
Telephone: 724-539-4013

Foreign Borrower:	Kennametal Europe GmbH
Rheingoldstrasse 50
8212 Neuhausen am Rheinfall
Switzerland
Attention: Regional CFO
Telecopy: 41 52 6750-101
Telephone: 41 52 6750-120

Administrative Agent:	Bank of America, N.A.
100 Federal Street
Boston, Massachusetts 02110
Attention: Matthew Correia

Telecopy: 617-434-0474
Telephone: 617-434-3663

Euro Swingline Lender:	Bank of America, N.A., London Branch
26 Elmfield Road
Bromley
BR1 1WA
United Kingdom
Attention: Christopher J. Scott, Loan Service
Telecopy: +44 208 313 2140
Telephone: +44 208 695 3105

Funding Office:	Bank of America, N.A.
Mail Code: NC1-001-15-04
One Independence Center
101 N. Tryon St.
Charlotte, North Carolina 28255-0001
Attention: Rose Bollard, Credit Services Representative
Telecopy: 704-409-0355
Telephone: 704-386-2881
provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lender, any Issuing Lender or the Lenders shall not be effective until received. The notice address of any Foreign Borrower becoming a party to this Agreement after the Closing Date shall be the notice address provided by such Foreign Borrower in the Applicant Borrower Request and Assumption Agreement delivered pursuant to Section 2.33(a).
          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder (including, without limitation, in respect of the Company Guarantee) or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          9.5 Payment of Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse the Administrative Agent and the Book Manager and their Affiliates for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay all customary fees incurred by any Issuing Lender in connection with the amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse each Lender, each Agent, the Book Manager and each Co-Arranger for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (d) to pay, indemnify, and hold each Lender, each Agent, the Book Manager and each Co-Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents delivered by a Group Member in connection with any Loan Document or the transactions contemplated thereby, and (e) to pay, indemnify, and hold each Lender, each Agent, the Book Manager and each Co-Arranger and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, any Letter of Credit, any other Loan Document and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee to the extent of the Indemnitee’s liability as an owner (and not as an operator or arranger under Environmental Laws). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to such damages to the extent such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 9.5 shall be submitted to the Company at its address set forth in Section 9.2 or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6. No assignment by a Lender hereunder shall be made to (i) any Borrower or any Borrower’s Affiliates or Subsidiaries, (ii) a natural person or (iii) an Assignee for which it is unlawful, or any Governmental Authority has asserted that it is unlawful, for such Assignee or its applicable lending office(s) to make, maintain or fund Loans to, or to participate in Letters of Credit issued for the account of, each Foreign Borrower that is a party to this Agreement at the time of such assignment.
     (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Multicurrency Subcommitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, a Lender Affiliate, an Approved Fund or, if any Event of Default has occurred and is continuing, any other Person; and
     (B) the Administrative Agent, each Issuing Lender(s), the Swingline Lender, and the Euro Swingline Lender provided that the consent of the Administrative Agent, each Issuing Lender, the Swingline Lender and the Euro Swingline Lender shall not be required for an assignment to an Assignee that is a Lender, a Lender Affiliate, or an Approved Fund.
          (ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (B) shall not apply to rights in respect of Swingline Loans, Euro Swingline Loans or Competitive Bid Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 9.6; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in the form supplied by the Administrative Agent; and
     (D) in the case of an assignment by a Multicurrency Lender of all or a portion of its Commitment, such assignment must include a ratable assignment of such Multicurrency Lender’s Multicurrency Subcommitment to the extent that the amount of its Commitment being assigned is greater than the excess, if any, of the amount of such Commitment over the amount of such Multicurrency Lender’s Multicurrency Subcommitment.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.24, 2.25, 2.26 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lenders at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c)(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Swingline Lender, the Euro Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.24, 2.25 and 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.24 or 2.25 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.25 unless such Participant complies with Section 2.25(d).
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
     (e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.6.
     (f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a Conduit Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement. Each party hereto hereby agrees that (i) neither the grant to any Conduit Lender nor the exercise by any Conduit Lender of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement, (ii) no Conduit Lender shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by a Conduit Lender hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any Conduit Lender, it will not institute against, or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any Conduit Lender may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such Conduit Lender.
     (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 9.6(b), Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as an Issuing Lender and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swingline Lender and/or (iii) upon 30 days’ notice to the Borrowers, Bank of America, N.A., London Branch may resign as Euro Swingline Lender. In the event of any such resignation as Issuing Lender or as Swingline Lender or as Euro Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Lender, Swingline Lender or Euro Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be, or Bank of America, N.A., London Branch as Euro Swingline Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in respect of any Letter of Credit pursuant to Section 2.8). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Loans pursuant to Section 2.5. If Bank of America, N.A. London Branch resigns as Euro Swingline Lender, it shall retain all the rights of the Euro Swingline Lender provided for hereunder with respect to Euro Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Euro Swingline Loans pursuant to Section 2.5. If Bank of America resigns as Swingline Lender and as an Issuing Lender, Bank of America shall also resign as Administrative Agent.
          9.7 Adjustments, Set-off; Pari Passu Treatment. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other relevant Lender, if any, in respect of the Obligations owing to such other relevant Lender, such Benefited Lender shall purchase for cash from the other relevant Lenders a participating interest in such portion of the Obligations owing to each such other relevant

Lender, or shall provide such other relevant Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the relevant Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall, so long as any Event of Default has occurred and is continuing, have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Lender Affiliate or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          (c) Following the occurrence and during the continuance of any Event of Default, each Lender agrees that it shall be deemed to have, automatically upon the occurrence of such Event of Default, purchased from each other Lender a participation in the risk associated with the Obligations held by such other Lender (other than Competitive Loans made by such Lender, if any), so that the aggregate principal amount of the Obligations held by each Lender (other than Competitive Loans made by such Lender, if any) shall be equivalent to such Lender’s Revolving Percentage of the Obligations (other than Obligations consisting of Competitive Loans). Upon demand by the Administrative Agent, made at the request of the Required Lenders, each Lender that has purchased such participation (a “Purchasing Lender”) shall pay the amount of such participation to the Administrative Agent for the account of each Lender whose Outstanding Committed Extensions of Credit exceed their Revolving Percentage of the Obligations (other than Obligations consisting of Competitive Loans). Any such participation may, at the option of such Purchasing Lender, be paid in Dollars or in an applicable Foreign Currency (the “Funding Currency”) (in an amount equal to the then applicable Dollar Equivalent or Foreign Currency Equivalent, as applicable, amount of such participation) and such payment shall be converted by the Administrative Agent at the Exchange Rate into the currency of the Obligations in which such participation is being purchased. The Borrowers agree to indemnify each Purchasing Lender for any loss, cost or expense incurred by such Purchasing Lender as a result of entering into any reasonable hedging arrangements between the Funding Currency and the currency of the Obligations in which such participation is being purchased in connection with the funding of such participation or as a result of any payment on account of such participation in a currency other than that funded by the Purchasing Lender.
     (d) Each Borrower expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Person as fully as if such Person had made a Loan directly to such Borrower in the amount of such participation.
          9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
          9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          9.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          9.13 Acknowledgements; No Advisory or Fiduciary Responsibilities. Each Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
     In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Book Manager, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Book Manager each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Book Manager has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Book Manager has advised or is currently advising any of the Borrowers or their respective Affiliates on other matters) and neither the Administrative

Agent nor the Book Manager has any obligation to any of the Borrowers or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Book Manager and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Book Manager have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
          9.14 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, but in the case of Lender Affiliates, only in connection with this Agreement and matters related thereto (and not for any other purpose), (b) subject to an agreement to comply with the provisions of this Section 9.14, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. To the extent permitted by law, in the case of all requests, demands, responses or requirements referenced in clauses (d), (e) and (f), the Administrative Agent or the Lender, as the case may be, shall use reasonable commercial efforts to notify the Borrower with respect to such request, demand, response or requirement in order to afford the Borrower an opportunity to take such actions as Borrower deems appropriate to protect such Confidential Information.
          9.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          9.16 US PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as hereinafter defined), the Swingline Lender, the Euro Swingline Lender, each Issuing Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower (including any Applicant Borrower), which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, the Swingline Lender, the Euro Swingline Lender or such Issuing Lender, as applicable, to identify such Borrower in accordance with the Act.
          9.17 TRANSITIONAL ARRANGEMENTS. (a) On the Closing Date, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 9.17. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents, and the Designated Letters of Credit issued by any Issuing Lender for the account of the Company prior to the Closing Date shall be converted into Letters of Credit under this Credit Agreement. Without limiting the generality of the foregoing and to the extent necessary, the Lenders and the Administrative Agent reserve all of their rights under the Existing Credit Agreement and the Company hereby obligates itself again in respect of all present and future Obligations under, inter alia, the Existing Credit Agreement, as amended and restated by this Credit Agreement.
          (b) All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date. Commencing on the Closing Date, the facility fee hereunder shall be payable by the Company to the Administrative Agent for the account of the Lenders in accordance with Section 2.14.
[Remainder of page left blank intentionally; Signature page to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KENNAMETAL INC.
By:	/s/ Lawrence J. Lanza
	Name:	Lawrence J. Lanza
	Title:	Corporate Treasurer

KENNAMETAL EUROPE GMBH
By:	/s/ Wayne D. Moser
	Name:	Wayne D. Moser
	Title:	Managing Director

By:	/s/ Kemal Yegenoglu
	Name:	Dr. Kemal Yegenoglu
	Title:	Managing Director

Signature Page to the Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Matthew C. Correia
	Name:	Matthew C. Correia
	Title:	Assistant Vice President

Signature Page to the Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Stephen O’Sullivan
	Name:	Stephen O’Sullivan
	Title:	Principle

Signature Page to the Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., LONDON BRANCH, as a Euro Swingline Lender
By:	/s/ Keith Thomas
	Name:	Keith Thomas
	Title:	Senior Vice President

Signature Page to the Second Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Co-Syndication Agent and as a Lender
By:	/s/ Suzannah Harris
	Name:	Suzannah Harris
	Title:	Vice President

Signature Page to the Second Amended and Restated Credit Agreement

NATIONAL CITY BANK OF PENNSYLVANIA, as a Co-Syndication Agent and as a Lender
By:	/s/ D.W. Riefner
	Name:	D.W. Riefner
	Title:	Senior Vice President

Signature Page to the Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and as a Lender

By:	/s/ David B. Gookin
	Name:	David B. Gookin
	Title:	Senior Vice President

Signature Page to the Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Co-Documentation Agent and as a Lender
By:	/s/ Helene Sprung
	Name:	Helene Sprung
	Title:	Senior Vice President

Signature Page to the Second Amended and Restated Credit Agreement

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as a Lender
By:	/s/ Mary Coseo
	Name:	Mary Coseo
	Title:	Assistant Vice President

Signature Page to the Second Amended and Restated Credit Agreement

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Debra L. McAllonis
Name: Debra L. McAllonis
Title: Senior Vice President
Signature Page to the Second Amended and Restated Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Erica M. Krzeminski
Name: Erica M. Krzeminski
Title: Account Officer
Signature Page to the Second Amended and Restated Credit Agreement

THE BANK OF NEW YORK, as a Lender

By:	/s/ Ronald R. Reddy
Name: Ronald R. Reddy
Title: Managing Director
Signature Page to the Second Amended and Restated Credit Agreement

MIZUHO CORPORATE BANK, LTD, as a Lender

By:	/s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Senior Vice President
Signature Page to the Second Amended and Restated Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Jim Janovsky
Name: Jim Janovsky
Title: Vice President
Signature Page to the Second Amended and Restated Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Philip R. Medsger
Name: Philip R. Medsger
Title: First Vice President
Signature Page to the Second Amended and Restated Credit Agreement

SANPAOLO IMI, as a Lender

By:	/s/ Renato Carducci
Name: Renato Carducci
Title: General Manager

By:	/s/ Carlo Persico
Name: Carlo Persico
Title: CEO of the Americas
Signature Page to the Second Amended and Restated Credit Agreement

CHIAO TUNG BANK CO., LTD. NEW YORK AGENCY, as a Lender

By:	/s/ Chun-Kai Hu
Name: Chun-Kai Hu
Title: VP and Acting General Manager
Signature Page to the Second Amended and Restated Credit Agreement